EXHIBIT 99.2

                      AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                      CONSOLIDATED FINANCIAL STATEMENTS

                             FOR THE YEARS ENDED
                       DECEMBER 31, 1998, 1997 AND 1996

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                              FOR THE YEARS ENDED
                       DECEMBER 31, 1998, 1997 AND 1996

TABLE OF CONTENTS
-----------------
                                                                      PAGE NO.
                                                                      --------
Independent Auditors' Reports                                           F-1

Consolidated Balance Sheets                                             F-3

Consolidated Statements of Operations                                   F-5

Consolidated Statements of Stockholders' Equity                         F-6

Consolidated Statements of Cash Flows                                   F-9

Notes to Consolidated Financial Statements                             F-12

Oil and Gas Producing Activities (Unaudited)                           F-37

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
American Resources Offshore, Inc.

We have audited the accompanying consolidated balance sheet of American Resources Offshore, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Resources Offshore, Inc. and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 20 to the financial statements, the Company incurred a net loss of $46.2 million in 1998, and has a working capital deficiency of $89.7 million at December 31, 1998. In addition, the Company has not complied with certain covenants of its debt agreements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 20. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                                             Ernst & Young LLP

New Orleans, LA
April 2, 1999

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
American Resources Offshore, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of American Resources Offshore, Inc. (formerly American Resources of Delaware, Inc.) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Resources Offshore, Inc. (formerly American Resources of Delaware, Inc.) and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.


                                                KPMG LLP


Houston, TX
March 30, 1998

                                     F-2
                                                                   (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET

                          DECEMBER 31, 1998 AND 1997


                                    ASSETS

                                                       1998             1997
                                                     ---------        ---------
                                                        (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents ..................       $     255        $   1,180
  Accounts and notes receivable:
    Trade ....................................           4,094            4,595
    Notes ....................................              99               70
    Related party ............................             495              304
    Allowance for doubtful accounts ..........            (474)              (5)
                                                     ---------        ---------
                                                         4,214            4,964

Deferred tax asset ...........................             298              112
Prepaid expenses and other ...................             689              313
                                                     ---------        ---------
    Total current assets .....................           5,456            6,569
                                                     ---------        ---------
Oil and gas properties, at cost
  (successful efforts method) ................          98,161           57,173
Property and equipment, at cost ..............          14,645           12,353
                                                     ---------        ---------
                                                       112,806           69,526
Less accumulated depreciation,
  depletion and amortization .................         (44,253)         (18,276)
                                                     ---------        ---------
    Net property and equipment ...............          68,553           51,250
Other assets .................................           2,215            3,747
                                                     ---------        ---------
    Total assets .............................       $  76,224        $  61,566
                                                     =========        =========

                                                            (Continued)

                                     F-3
                                                                   (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                    CONSOLIDATED BALANCE SHEET (CONTINUED)

                          DECEMBER 31, 1998 AND 1997


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           1998          1997
                                                         --------      --------
                                                         (DOLLARS IN THOUSANDS)
Current liabilities:
  Current portions of long-term debt ...............       64,033         4,682
  Debt in default ..................................       18,500          --
  Note payable to related party ....................         --             225
  Accounts payable - Trade .........................        7,162           963
  Unearned revenue .................................          667           820
  Accrued expenses and other .......................        3,589           700
                                                         --------      --------
     Total current liabilities .....................       93,951         7,390
Long-term debt, excluding current portions .........          706        25,393
Unearned revenue ...................................        2,971         2,095
Deferred tax liability .............................          298         2,166
Stockholders' equity:
  Series 1993 8% convertible preferred stock,
    par value and liquidation preference $12.00
    per share; 1,000,000 shares authorized .........        1,871         2,182
  Common stock, par value $.00001 per share;
    50,000,000 shares authorized ...................         --            --
  Additional paid-in-capital .......................       22,860        22,500
  Retained earnings ................................      (45,720)          553
  Treasury stock at cost, representing 201,890
    shares of common stock in 1998 and 1997 ........         (713)         (713)
                                                         --------      --------
     Total stockholders' equity ....................      (21,702)       24,522
                                                         --------      --------
Commitments and contingencies
     Total liabilities and stockholders' equity ....     $ 76,224      $ 61,566
                                                         ========      ========

                                     F-4
                                                                   (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                       1998                   1997                   1996
                                                                   ------------           ------------          ------------
                                                                                      (DOLLARS IN THOUSANDS,
                                                                                        EXCEPT SHARE DATA)
Operating Revenues:
  Oil and gas production                                           $     26,724            $    19,457           $     8,540
  Transportation                                                            790                    870                 1,071
  Marketing                                                               7,751                 17,499                22,713
  Other                                                                     872                    206                   715
                                                                   ------------           ------------          ------------
                                                                         36,137                 38,032                33,039
                                                                     ----------             ----------            ----------
Operating Expenses:
  Oil and gas production                                                  4,967                  2,584                 1,402
  Transportation                                                            235                    404                   316
  Marketing                                                               7,910                 17,418                22,270
  Exploration costs                                                       5,056                    785                     -
  Depreciation, depletion and amortization                               18,031                  8,606                 3,309
  Impairment of assets                                                   36,735                  5,096                     -
  Administrative expenses                                                 4,569                  3,323                 2,324
  Other                                                                     107                    138                   206
                                                                 --------------           ------------        --------------
                                                                         77,610                 38,354                29,827
                                                                   ------------             ----------          ------------
     Operating income (loss)                                            (41,473)                  (322)                3,212
                                                                   ------------            -----------         -------------
Other income (expense):
  Interest income                                                           101                     46                   802
  Interest expense                                                       (7,437)                (2,747)               (2,440)
  Gain (loss) on sale of assets                                             236                    (22)                 (175)
  Other                                                                       3                      6                   152
                                                                ---------------        ---------------        --------------
                                                                         (7,097)                (2,717)               (1,661)
                                                                   ------------           ------------          ------------
     Income (loss) before income tax expense (benefit)                  (48,570)                (3,039)                1,551
Income tax expense (benefit)                                             (2,346)                (1,192)                  639
                                                                   ------------           ------------         -------------
     Net income (loss)                                             $    (46,224)         $      (1,847)       $          912
Preferred dividends                                                         (49)                   (48)                  (70)
                                                                            ---                    ---                   ---
Net income (loss) attributable to common shares                   $     (46,273)          $     (1,895)       $          842
                                                                   ============            ===========         =============
Per common share:
  Basic                                                               $   (4.61)               $(0.21)             $(0.14)
                                                                       ========                 ======             =========
Weighted average number of common shares outstanding                 10,029,415              9,021,810             6,123,635
                                                                     ==========              =========             =========

   Diluted                                                            $ (4.61)                 $  (0.21)            $0.13
                                                                       ========                 ======             =========

                                     F-5
                                                                     (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1998

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                          8% PREFERRED STOCK                   COMMON STOCK
                                                --------------------------------------    -----------------------   ----------
                                                  NUMBER                      DISCOUNT      NUMBER                  ADDITIONAL
                                                    OF            PAR           ON            OF          PAR        PAID-IN
                                                  SHARES         VALUE       PREFERRED      SHARES       VALUE       CAPITAL
                                                ----------    ----------    ----------    ----------   ----------   ----------
BALANCE, DECEMBER 31, 1997 ..................          269    $    3,226    $   (1,044)   10,193,676   $      102   $   22,500
CONVERSION OF PREFERRED STOCK TO COMMON STOCK
                                                       (38)         (460)          149       38,335         --              311
ISSUANCE OF COMMON STOCK DIVIDEND
                                                      --            --            --          19,842         --             49
NET INCOME ..................................         --            --            --            --           --           --
                                                ----------    ----------    ----------    ----------   ----------   ----------

BALANCE, DECEMBER 31, 1998 ..................          231    $    2,766    $     (895)   10,251,853   $      102   $   22,860
                                                ==========    ==========    ==========    ==========   ==========   ==========

                                                  RETAINED      TREASURY
                                                  EARNINGS       STOCK          TOTAL
                                                 ----------    ----------    ----------
BALANCE, DECEMBER 31, 1997 ..................    $      553    $     (713)   $   24,522
CONVERSION OF PREFERRED STOCK TO COMMON STOCK
                                                        --           --            --
ISSUANCE OF COMMON STOCK DIVIDEND
                                                        (49)         --            --
NET INCOME ..................................       (46,224)         --         (46,224)
                                                 ----------    ----------    ----------

BALANCE, DECEMBER 31, 1998 ..................    $  (45,720)   $     (713)   $   21,702
                                                 ----------    ----------    ==========

                                     F-6
                                                                     (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                      8% PREFERRED STOCK                                COMMON STOCK
                              ------------------------------------                 -----------------------
                                NUMBER                   DISCOUNT                    NUMBER
                                  OF          PAR          ON            NET           OF          PAR       CONVERTIBLE
                                SHARES       VALUE      PREFERRED       VALUE        SHARES       VALUE      SECURITIES
                              ----------   ----------   ----------    ----------   ----------   ----------   ----------
BALANCE, DECEMBER 31, 1996       268,851   $    3,226   $   (1,044)   $    2,182    6,520,296   $       65   $    4,998
ISSUANCE OF COMMON STOCK
 DIVIDEND ON 8% PREFERRED
 STOCK ....................         --           --           --            --         21,508            0         --
CONVERSION OF WARRANTS TO
 COMMON STOCK .............         --           --           --            --              8            0         --
CONVERSION OF CONVERTIBLE
 SECURITIES AND DIVIDEND TO
 COMMON STOCK .............         --           --           --            --      3,101,864           31       (4,520)
REDEMPTION OF CONVERTIBLE
 SECURITIES ...............         --           --           --            --           --           --           (478)
COMMON STOCK ISSUED,
 NET OF PLACEMENT COSTS ...         --           --           --            --        500,000            5         --
COMMON STOCK AND OPTIONS
 ISSUED FOR PROFESSIONAL ..         --           --           --            --         50,000            1         --
SERVICES
                                    --           --           --            --           --           --           --
EXERCISE OF PUT WARRANTS
TREASURY STOCK PURCHASED ..         --           --           --            --           --           --           --
NET INCOME ................         --           --           --            --           --           --           --
                              ----------   ----------   ----------    ----------   ----------   ----------   ----------
BALANCE, DECEMBER 31, 1997       268,851   $    3,226   $   (1,044)   $    2,182   10,193,676   $      102         --
                              ==========   ==========   ==========    ==========   ==========   ==========   ==========

                            Additional
                             Paid-in      RETAINED      TREASURY
                             CAPITAL      EARNINGS       STOCK         TOTAL
                            ----------   ----------    ----------    ----------
BALANCE, DECEMBER 31, 1996  $   16,453   $    2,537    $      (52)   $   26,118
ISSUANCE OF COMMON STOCK
 DIVIDEND ON 8% PREFERRED
 STOCK ....................         48          (48)         --            --
CONVERSION OF WARRANTS TO
 COMMON STOCK .............       --           --            --            --
CONVERSION OF CONVERTIBLE
 SECURITIES AND DIVIDEND TO
 COMMON STOCK .............      4,599          (79)         --            --
REDEMPTION OF CONVERTIBLE
 SECURITIES ...............       (100)         (11)         --            (589)
COMMON STOCK ISSUED,
 NET OF PLACEMENT COSTS ...      1,133         --            --           1,133
COMMON STOCK AND OPTIONS
 ISSUED FOR PROFESSIONAL ..        117         --            --             117
SERVICES
                                   250         --            --             250
EXERCISE OF PUT WARRANTS
TREASURY STOCK PURCHASED ..       --           --            (661)         (661)
NET INCOME ................       --         (1,846)         --          (1,846)
                            ----------   ----------    ----------    ----------
BALANCE, DECEMBER 31, 1997  $   22,500   $      553    $     (713)   $   24,522
                            ==========   ==========    ==========    ==========

                                     F-7
                                                                   (Continued)

                        AMERICAN RESOURCES OFFSHORE, INC.
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (Dollars in thousands, except share data)

                                                                                6% JUNIOR
                                               8% PREFERRED STOCK            PREFERRED STOCK            COMMON STOCK
                                      ---------------------------------   ----------------------    ---------------------
                                        NUMBER                  NET OF      NUMBER                   NUMBER
                                          OF         PAR       DISCOUNT       OF          PAR          OF          PAR
                                        SHARES      VALUE       VALUE       SHARES       VALUE       SHARES       VALUE
                                      ---------   ---------   ---------   ---------    ---------    ---------   ---------
Balance, December 31, 1995 ........     268,851   $   3,226   $   2,182     117,000    $       1    5,539,215   $      55
Conversion of preferred  stock  to
    common stock ..................        --          --          --       (58,941)        --        224,822           2
Issuance of common stock dividend .        --          --          --          --           --         27,535        --
Issuance of common stock and put
   warrants in connection with
   property acquisition ...........        --          --          --          --           --        225,000           2
Issuance of common stock, net  of
   placement costs ................        --          --          --          --           --        330,000           4
Purchase and retirement of Series B
    Preferred Stock ...............        --          --          --       (58,059)          (1)        --          --
Purchase of 10,480 shares of
   common stock for treasury ......        --          --          --          --           --           --          --
Issuance of convertible securities,
   net of issuance costs ..........        --          --          --          --           --           --          --
Issuance of common stock in
   connection with convertible
    securities ....................        --          --          --          --           --        173,724           2
Stock registration costs ..........        --          --          --          --           --           --          --
Net income ........................        --          --          --          --           --           --          --
                                      ---------   ---------   ---------   ---------    ---------    ---------   ---------

Balance, December 31, 1996 ........     268,851   $   3,226   $   2,182        --           --      6,520,296   $      65
                                      =========   =========   =========   =========    =========    =========   =========

                                       ADDITIONAL
                                        PAID-IN     RETAINED     TREASURY
                                        CAPITAL     EARNINGS       STOCK        TOTAL
                                       ---------    ---------    ---------    ---------
Balance, December 31, 1995 ........    $  14,608    $   1,961         --      $  18,751
Conversion of preferred  stock  to
    common stock ..................          (10)        --           --            (10)
Issuance of common stock dividend .           70          (70)        --           --
Issuance of common stock and put
   warrants in connection with
   property acquisition ...........          907         --           --            907
Issuance of common stock, net  of
   placement costs ................          900         --           --            900
Purchase and retirement of Series B
    Preferred Stock ...............         (537)        (266)        --           (803)
Purchase of 10,480 shares of
   common stock for treasury ......         --           --            (52)         (52)
Issuance of convertible securities,
   net of issuance costs ..........         --           --           --          4,998
Issuance of common stock in
   connection with convertible
    securities ....................          540         --           --            540
Stock registration costs ..........          (25)        --           --            (25)
Net income ........................         --            912         --            912
                                       ---------    ---------    ---------    ---------

Balance, December 31, 1996 ........    $  16,453    $   2,537    $     (52)   $  26,118
                                       =========    =========    =========    =========

                                     F-8
                                                                   (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                     1998        1997        1996
                                                   --------    --------    --------
                                                         (DOLLARS IN THOUSANDS)
Operating activities:
  Net income (loss) ............................   $(46,224)   $ (1,847)   $    912
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation, depletion and amortization ...     18,031       8,889       3,420
    Impairment of assets .......................     36,735       5,096        --
    Exploration costs ..........................      5,056         785
    Deferred income taxes ......................     (2,054)     (1,242)        613
    (Gain) loss on sale of assets ..............       (236)         22         175
    Deferred revenue ...........................        723        (714)      3,590
    Other ......................................        916         330        (173)
    Change in operating assets and liabilities:
     Change in accounts receivable .............        310       1,822      (4,033)
     Change in prepaid expenses and other ......       (376)        198        (148)
     Change in accounts payable ................      6,199      (3,898)      2,128
     Change in accrued expenses and other ......      2,889         (11)       (397)
                                                   --------    --------    --------
    Net cash provided by operating activities ..   $ 21,969    $  9,430    $  6,087
                                                   --------    --------    --------
Investing activities:
  Purchases of oil and gas properties ..........    (56,066)     (9,699)    (17,023)
  Purchases of property and equipment ..........     (2,711)       (669)     (3,108)
  Proceeds from sales of assets ................      2,390           4         550
  Change in notes receivable ...................         97         209         732
  Investment in Common Stock of Century Offshore       --        (2,500)       --
  Other ........................................       --          --            (2)
                                                   --------    --------    --------
    Net cash used in investing activities ......   $(56,290)   $(12,655)   $(18,851)
                                                   --------    --------    --------

                                                                     (Continued)
                                     F-9
                                                                     (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                     1998        1997        1996
                                                   --------    --------    --------
                                                        (DOLLARS IN THOUSANDS)
Financing activities:
  Proceeds from borrowings from related parties    $   --      $   --      $    250
  Proceeds from other borrowings ...............     40,773      11,902      17,612
  Proceeds from sale of stock to Den norske ....       --         1,330        --
  Payments on borrowings from related parties ..       --          (490)       (250)
  Payments on other borrowings .................     (6,334)     (7,048)    (10,869)
  Increase in deferred financing and convertible
   issuance costs ..............................     (1,043)       (195)       (462)
  Stock issuance and registration costs ........       --          (197)       --
  Issuance of common shares, net ...............       --          --           900
  Issuance of convertible securities ...........       --          --         6,000
  Redemption of convertible securities .........       --          (589)       --
  Purchase of 6% Junior Preferred Stock ........       --          --          (803)
  Purchase of treasury stock ...................       --          (661)        (53)
  Other ........................................       --          --           (35)
                                                   --------    --------    --------
    Net cash provided by financing activities ..   $ 33,396    $  4,052    $ 12,290
                                                   --------    --------    --------
    Increase (decrease) in cash ................       (925)        827        (474)
Cash and cash equivalents at beginning of year .      1,180         353         827
                                                   --------    --------    --------
Cash and cash equivalents at end of year .......   $    255    $  1,180    $    353
                                                   ========    ========    ========

NON-CASH TRANSACTIONS:

During 1998, the Company expanded its holdings in the Gulf by acquiring properties from TECO for $57.7 million. TECO agreed to seller-finance $18.5 million of the purchase price in the form of a promissory note (see Note 2).

During 1997, holders of $5,538,483 of the Convertible Securities converted the securities into 3,052,188 shares of Common Stock and received 49,676 shares of Common Stock dividends related to the Convertible Securities. The remaining $461,517 was redeemed by the Company for

                                     F-10
                                                                     (Continued)
a price of $589,023.

During 1997, the Company entered into an Amendment to Lead Generation Agreement with Corporate Relations Group (CRG) to provide additional services in the public relations area. The amendment provided for the termination of options previously granted to CRG by ARO and the issuance to CRG of 50,000 shares of registered stock in ARO. The shares were valued at $1.94 per share which represents the closing bid price on April 21, 1997, the date of the amendment.

During 1996, in connection with the acquisition of certain gas properties and related equipment, the Company issued 225,000 shares of common stock and 225,000 common stock put warrants with a combined value of $1,157,175 ($907,175 net of placement costs). The Company also paid cash and assumed certain obligations in connection with the acquisition, which was consummated on February 26, 1996 (see
Note 2).

In connection with the acquisition of certain gas properties, in July 1996 the Company extinguished a $6.5 million note receivable as partial consideration.

                                     F-11
                                                                     (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

The Company acquired 58,059 shares of the outstanding 6% Junior Preferred Stock for $802,900 during 1996. Upon resolution of the Board of Directors, the shares were retired.

The Company declared stock dividends and issued 19,842, 21,508 and 27,535 shares of common stock to holders of the Series 1993 and Series B Preferred Stock during 1998, 1997 and 1996, respectively.

During 1996, 58,941 shares of Series B Preferred Stock were converted into a total of 224,822 shares of common stock.

During 1996, in connection with the issuance of 4% convertible securities in the aggregate principal amount of $6,000,000, the Company issued 173,724 shares of common stock at an average value of $3.11 per share as partial consideration for placement fees.

                                     F-12
                                                                   (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1997 AND 1996


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (A)   GENERAL

            American Resources Offshore, Inc. (ARO), (formerly known as American Resources of Delaware, Inc.), a Delaware corporation organized on August 14, 1992, was formed to acquire the assets and assume certain liabilities of Standard Oil and Exploration of Delaware, Inc. (SOE) pursuant to SOE's Chapter 11 Bankruptcy Joint Plan of Reorganization which was consummated effective April 22, 1993.

            ARO and its wholly-owned subsidiary, Southern Gas Co. of Delaware, Inc. (Southern Gas), are involved in the production, gathering, purchasing, processing, transporting and selling of natural gas primarily in the Gulf Coast Region and the State of Kentucky. These activities are considered to be one business segment for financial reporting purposes.

      (B)   PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of ARO and its Subsidiary, collectively referred to as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

            Certain reclassifications have been made to prior year financial statements to conform with the current year presentation.

      (C)   CASH EQUIVALENTS

            For purposes of the statement of cash flows, the Company considers any liquid investments with an original maturity of three months or less when purchased as a cash equivalent.

                                     F-13
                                                                     (Continued)

      (D)   OIL AND GAS PROPERTIES

            The Company uses the successful efforts method of accounting for its oil and gas operations. The costs of unproved leaseholds are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are assessed periodically, on a property-by-property basis, and a loss is recognized to the extent, if any, that the cost of the property has been impaired. The costs of individually insignificant unproved leaseholds estimated to be nonproductive are amortized over estimated holding periods based on historical experience. As of January 1, 1996, the Company began assessing the impairment of capitalized costs of proved oil and gas properties and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under this method, the Company generally assesses its oil and gas properties on a depletable unit basis utilizing its current estimate of future revenues and operating expenses. In the event net undiscounted cash flow is less than the carrying value, an impairment loss is recorded based on estimated fair value, which would consider discounted future net cash flows. Impairments of oil and gas properties held for sale is included in the balance sheet as accumulated depreciation. Depletion and amortization and impairments of operating assets are included in the balance sheet as adjustments to the oil and gas properties asset account. Exploratory dry holes and geological and geophysical charges on exploratory projects are expensed. Depletion of proved leaseholds and amortization and depreciation of the costs of all development and successful exploratory drilling are provided by the unit-of-production method based upon estimates of proved and proved-developed oil and gas reserves, respectively, for each property. The estimated costs of dismantling and abandoning offshore site remediation and significant onshore facilities are provided currently using the unit-of-production method; such costs for other onshore facilities are insignificant and are expensed as incurred. Significant changes in the various estimates discussed above could affect the financial position and results of operations of the Company.

            On sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in the unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

      (E)   PROPERTY AND EQUIPMENT

            Property and equipment are stated at cost. Expenditures representing additions or

                                     F-14
                                                                     (Continued)
            improvements are capitalized. Maintenance and repairs are charged to expense as incurred. Upon retirement or disposition, costs and accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in income.

            Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.


                                                              ESTIMATED
                                                               USEFUL
                                                                LIVES
                                                               (YEARS)
                                                              ---------
                      Pipeline support facilities               7-15
                      Field equipment                              7
                      Other                                      3-7

      (F)   GAS MARKETING ACTIVITIES

            In the conduct of its marketing activities, the Company enters into both long-term and short-term contracts to purchase and/or sell at a future date specified quantities of products at specified prices. Settlement of such contracts may occur through the purchase, sale and/or exchange of products in the open market or from production. Resulting gains or losses, if any, are recorded in the month of delivery. During 1995, the Company entered into an exclusive marketing arrangement with Southern Resources, Inc. (SRI), a third party company, wherein the Company was the exclusive supplier of all natural gas to be sold by SRI. Under the agreement, after deduction of certain expenses, the Company was entitled to receive not less than 50% of the sales margin obtained. Included in the statements of operations for the first four months of 1997 is the Company's 50% participation in SRI's marketing revenues and expenses. The marketing arrangement with SRI was terminated in May 1997.

      (G)   DRILLING REVENUES

            At times, the Company performs drilling and completion services for drilling programs, primarily under turnkey drilling contracts in which it utilizes third party contract drillers. Revenue is recognized upon the completion of the initial producing zone.

      (H)   PIPELINE TRANSPORTATION REVENUE

            Revenue from the transportation of gas is recognized on the accrual basis as

                                     F-15
                                                                     (Continued)
            products are transported.

      (I)   DEFERRED FINANCING COSTS

            In connection with obtaining credit facilities, the Company has capitalized third party costs directly associated with the closing thereof. The costs are being amortized over the period of the credit facilities. For the years ended December 31, 1998, 1997 and 1996, approximately $338,000, $96,000 and $101,000, respectively, have been amortized to expense in connection with these costs.

      (J)   INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

            Investments in companies which the Company has less than a 20% interest are carried at cost less impairment, if any. Dividends received are included in other income. Dividends received in excess of the Company's proportionate share of earnings are applied as a reduction of the cost of the investment.

            Investments in companies which the Company has a 20% to 50% interest are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses. Earnings or losses are included in other income.

      (K)   INCOME TAXES

            The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (L)   STOCK-BASED COMPENSATION

            Statement of Financial Accounting Standards No. 123, "Accounting for Stock- Based Compensation," (Statement No. 123) encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock- based compensation using the intrinsic value method prescribed in Accounting

                                     F-16
                                                                     (Continued)

            Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB Opinion 25) and related interpretations. Accordingly, compensation cost for stock options issued to employees and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

      (M)   EARNINGS PER SHARE

            The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128) in 1997. This statement establishes standards for computing and presenting earnings per share and requires, among other things, dual presentation of basic and diluted earnings per share on the face of the statement of operations.

            The following table provides a reconciliation between basic and diluted earnings (loss) per share:

                                                     WEIGHTED AVERAGE
                                          NET INCOME   COMMON SHARES PER SHARE
                                            (LOSS)      OUTSTANDING    AMOUNT*
                                          ----------    ----------   -----------
                                            (THOUSANDS EXCEPT SHARE AMOUNTS)
Year Ended December 31, 1998:
  Basic (loss) per share ..............   $  (46,224)   10,029,415   $    (4.61)
  Diluted (loss) per share ............   $  (46,224)   10,029,415   $    (4.61)
                                          ==========    ==========
Year Ended December 31, 1997:
  Basic (loss) per share ..............   $   (1,847)    9,021,810   $    (0.21)
  Diluted (loss) per share ............   $   (1,847)    9,021,810   $    (0.21)
                                          ==========    ==========

Year Ended December 31, 1996:
  Basic earnings per share ............   $      912     6,123,635   $     0.14
  Effect of dilutive potential
    common shares .....................                    771,811
                                                        ----------
  Diluted earnings per share ..........   $      912     6,895,446   $     0.13
                                          ==========    ==========

            *Adjusted for preferred stock dividends of $49,383, $47,647 and $70,174 for 1998, 1997 and 1996, respectively.

            At December 31, 1998 and 1997, the stock options, warrants and Convertible Preferred Stock were not included in the computation of diluted loss per share because the effect of their assumed exercise and conversion would have an antidilutive effect on the computation of diluted loss per share.

            At December 31, 1996, the Convertible Preferred Stock was not included in the computation of diluted earnings per share because the effect of its assumed

                                      F-17
                                                                     (Continued)
            exercise and conversion would have an antidilutive effect on the computation of diluted earnings per share.

      (N)   USE OF ESTIMATES

            Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from the estimates.

(2)   TECO ACQUISITION

      On March 5, 1998, the Company purchased interests in 43 leaseblocks in the Gulf of Mexico from TECO Oil & Gas, Inc. (TECO). The purchase consisted of an average 30% interest in approximately 198,300 acres containing 5 producing wells and approximately $35 million PV10 of estimated proved reserves as of December 31, 1997; partnership interests in Louisiana Offshore Ventures and Texas 3D Ventures and access to approximately 12,500 square miles of 3-D seismic data. Louisiana Offshore Ventures and Texas 3D Ventures are exploration and development partnerships managed by Houston Energy Development (HED). HED has specialized in 3-D seismic evaluation and prospect selection for over ten years and provides the Company with access to 14 additional geoscientists and 13 state of the art 3-D seismic workstations. The Company believes that the TECO acquisition provides ample opportunity to increase reserves, production and cash flow from development and exploration activities and, with HED, has identified numerous drilling locations on the acquired properties.

      As consideration for the properties, the Company paid $57.7 million, of which $1.3 million was paid in cash upon execution of the Purchase and Sale Agreement, $21.4 million was paid from funds borrowed under the Company's credit facility, and $16.5 million was paid from funds borrowed under bridge loans provided by DNB Energy Assets, Inc. (DNB), successor to Den norske Bank, AS (Den norske), $1.5 million of which was due July 1, 1998, with the remainder due September 30, 1998. The balance of $18,500,000 was in the form of a promissory note in favor of TECO (TECO
      Note). The bridge loans from DNB were amended to extend the maturity date to December 31, 1998. DNB also amended the interest rate to either the prime rate plus 1% or the LIBOR plus 4%.

      The TECO Note currently bears interest at the rate of 16% per annum and increases 2% each quarter hereafter, with a maximum interest rate of 18% beginning April 1, 1999. The TECO Note matured on October 1, 1998 and is secured by a lien on all properties of the Company and its subsidiaries; however, the lien is second and inferior to the lien of DNB.

                                     F-18
                                                                     (Continued)

      Additionally, pursuant to the terms of a warrant agreement entered into between the parties relative to the TECO Note, TECO has been vested with the rights to acquire 600,000 shares of ARO's common stock at $2.67 per share, plus additional common stock in ARO equal to fifteen (15%) percent of ARO's issued and outstanding common stock and options or rights to purchase common stock for $0.00001 per share, together with the right to appoint two members to ARO's Board of Directors. TECO has not taken any action to exercise its warrant rights or make any appointments to ARO's Board at this time; however, TECO has not waived any of its rights. TECO has filed a Schedule 13-D and Form 3 with the Securities and Exchange Commission ("SEC") regarding such rights. TECO's rights to acquire fifteen (15%) percent of ARO's issued and outstanding common stock and options or rights to purchase common stock will increase to twenty (20%) percent if the TECO Note is not paid in full by April 1, 1999.

      Assuming the acquisition had occurred on January 1, 1997, the following unaudited proforma operating data gives effect to the acquisition for the years ended December 31, 1998 and 1997:

                                                  DECEMBER 31,     DECEMBER 31,
                                                     1998             1997
                                                   =========        ========
            Total revenue ......................   $  37,143        $ 44,669
                                                   =========        ========
            Net (loss) from operations .........   $ (41,150)       $ (3,745)
                                                   =========        ========
            Basic and diluted (loss) per share .   $   (4.61)       $   (.42)
                                                   =========        ========

      Basic and diluted earnings per share are based on 10,029,415 and 9,021,810 shares outstanding for December 31, 1998 and 1997, respectively.

(3)   PROPERTY AND EQUIPMENT

      A summary of property and equipment follows:

                                                         (DOLLARS IN THOUSANDS)
                                                         1998             1997
                                                        -------          -------
            Pipeline support facilities ......          $10,547          $ 8,190
            Field equipment ..................            3,460            3,714
            Other ............................              638              449
                                                        -------          -------
                                                        $14,645          $12,353
                                                        =======          =======

      For the years ended December 31, 1998, 1997 and 1996, depreciation expense on

                                     F-19
                                                                     (Continued)
      property and equipment was $1.1 million, $1 million and $878,000, respectively.

(4)   OIL AND GAS PROPERTIES

      A summary of oil and gas properties follows:

                                                      1998         1997
                                                     -------      -------
                                                    (DOLLARS IN THOUSANDS)
Proved properties - Developed - Gulf ............... $29,168      $26,392
Proved properties - Undeveloped - Gulf .............   8,590        4,193
Unproved properties - Gulf .........................  35,901        5,326
Proved properties - Developed - Appalachian ........  21,944       18,704
Unproved properties - Appalachian ..................   2,558        2,558
                                                     -------      -------
                                                     $98,161      $57,173
                                                     =======      =======

      In February 1997, the Company through its wholly owned subsidiary, Southern Gas, acquired a 25% working interest in onshore Gulf Coast undeveloped properties located in Greene and Wayne Counties, Mississippi, for approximately $300,000.

      On April 2, 1997, the Company entered into an agreement to acquire a 26.4% working interest in the Main Pass Block 53 from Great River Oil & Gas Corporation for approximately $254,000. Drilling was completed during the third quarter of 1997, and it was determined that the well is not economically feasible.

      In April 1997, the Company purchased from a director of the Company an overriding royalty interest in the Ship Shoal B-3 well for $150,000 and also purchased from an officer/director of the Company an overriding royalty interest in the Ship Shoal B-4 well for $180,000.

      In June 1997, the Company entered into a purchase agreement to acquire interests in 26 natural gas wells from Daugherty Petroleum, Inc., said wells being located in Whitley and Knox Counties, Kentucky, on the Company's existing gathering facilities. The wells contain an estimated
      1.5 billion cubic feet of natural gas reserves net to the Company, and the purchase price was approximately $526,000. The purchase transaction was completed in September 1997.

      On September 15, 1997, the Company entered into a Letter of Intent with Prima Capital, LLC (Prima) providing for the acquisition of an interest in producing and non-producing oil and gas properties located in Mississippi. (See Note 15.)

      In September 1997, the Company purchased a 4.3% overriding royalty interest in the Ship

                                     F-20
                                                                     (Continued)

      Shoal B-4 well for $330,000. The value of the overriding royalty interest was based on discounted reserve values as determined from the December 31, 1996 reserve report less amounts paid through June 1997.

      On December 16, 1997, the Company entered into a Purchase and Sale Agreement to acquire proved developed and undeveloped oil and gas properties, platforms, equipment and pipelines located offshore Louisiana on Ship Shoal Block 222, Ship Shoal Block 225 and West Cameron Block 368 from K.E. Resources, Ltd. The purchase price was $2.5 million, which was funded from the Company's line of credit with DNB. The transaction was completed and funded on December 19, 1997.


      On December 22, 1997, the Company entered into a Purchase and Sale Agreement to acquire additional interests in the properties located on West Cameron Block 368 from Apache Corporation pursuant to a preferential right of first refusal election. The purchase was $127,000, which was funded from the Company's line of credit with DNB. This transaction closed on January 5, 1998.

      During the first quarter of 1998, the Company participated in the drilling of a well on Galveston Block 213, a property purchased in the TECO acquisition. The well commenced production on May 28, 1998 and is currently producing at a rate of approximately 10 million cubic feet equivalent of gas (MMcfe) per day. The Company owns a 33.3% working interest in the well which is being operated by Basin Exploration, Inc.

      On May 6, 1998, the Company entered into a Participation Agreement to acquire 16.67% working interest in High Island Block 105, offshore Texas. The well encountered natural gas accumulation in the objective reservoir and was subsequently cased and perforated for production. Attempted completion operations were unsuccessful in sustaining production because of reduced reservoir pressures. The Company believes that production could be established in this well utilizing stimulation and available compression facilities on the platform.

      In June 1998, the Company participated in the drilling of a successful well on West Cameron Block 368 on which the Company had existing production. The well was completed and began producing during the fourth quarter of 1998. During the third quarter of 1998, the Company completed an exchange of working interest ownership with Century Offshore Management Corporation that provides for the Company to increase its working interest to 95% on a portion of West Cameron Block 368 covering approximately 1,170 acres.
                                     F-21
                                                                     (Continued)

      During the second quarter of 1998, the Company participated in the drilling of a successful exploratory well on West Cameron Block 172, a property purchased in the TECO acquisition. The OCS G1998 #16ST well was drilled and completed with an initial test rate of 11 MMcf of gas and 200 barrels of condensate per day. A development/acceleration well, the OCS G1998 #18 well, was drilled in the same fault block and encountered gas pay in two additional reservoirs. The #18 well was also completed and tested at an initial rate of 10.2 MMcf of gas and 90 barrels of condensate per day. Design and construction of a platform and facilities for development of this discovery were completed in December 1998. The Company's working interest in the #16ST and #18 wells is 28.72% and 27%, respectively. Additionally, the #19 well was drilled during the first quarter of 1999. However, during the first quarter of 1999, ARO was named a co-defendant in litigation filed by the operator of High Island Block 105 seeking approximately $600,000 for expenses incurred in the drilling of a well. On March 10, 1999, ARO settled this litigation by agreeing to convey its interest in the #19 well to the co-defendant in exchange for approximately $600,000 and a 25% reversionary interest after payout. Those proceeds were utilized by ARO to settle this litigation. At the time of this settlement, ARO was in default on its obligation to advance an additional $733,752 for completion cost of the #19 well and did not have the capital to make this advance. As ARO would have been caused to non-consent this operation, it agreed to convey its interest to the co-defendant, who paid the completion costs.

      During the first quarter of 1998, the Company entered into an agreement with J. M. Huber Corporation (Huber) for the development of Grand Isle Block 55, offshore Louisiana, wherein two wells were to be drilled. During the drilling of the initial well, reserves were encountered; however, control of the well was lost necessitating the well to be shut in and a sidetrack well to be initiated. The additional costs of the re-drill as well as the cost of the material and equipment lost in the original well, estimated to be approximately $3.7 million, was reimbursable by the Company's insurance program, less deductibles totaling $300,000. During the third quarter of 1998, the Company successfully completed the side track well and an additional well from the A Platform on Grand Isle Block
      55. Initial production commenced in September 1998 at the rate of approximately 1,500 barrels of oil per day. Huber did not assign an ownership interest in the well to the Company based upon Huber's interpretation of the participation agreement that all trade creditors must be paid in full prior to any such assignment. As of December 31, 1998, the Company had trade payables of approximately $12 million in association with the drilling of these wells. During the first quarter of 1999, the Company settled the trade payables by surrendering its interest in the Grand Isle Block 55 wells to Huber. The financial statements for the year ended December 31, 1998, do not reflect the operating results relating to the production from the Huber well. The settlement with Huber generated an impairment of approximately $1.4 million which is reflected in the financial statements for the year ended December 31, 1998. The impairment represents the net cash expenditures made by the

                                     F-22
                                                                     (Continued)

      Company for the Grand Isle Block 55 well in which the Company does not have an ownership interest.

      For the years ended December 31, 1998, 1997 and 1996, depletion expense on oil and gas properties was $14,586,951, $7,594,523 and $2,431,633, respectively, or $1.25, $1.05 and $0.80 per Mcf equivalent.

      During 1998, ARO recorded an impairment of oil and gas properties of $34.7 million compared with $5 million during 1997. The impairment includes an $8.2 million write down of ARO's Appalachian properties based on its current efforts to sell the Kentucky division of ARO. The Appalachian impairment allowance is included in ARO's accumulated depreciation, depletion and amortization. The impairment also includes a $22.5 million write down of the TECO properties. The write down was primarily the result of a significant decline in the production on several of the TECO wells coupled with a substantial decline in oil and gas prices in 1998. Also included was an additional $4 million impairment on other oil and gas properties. In addition to the impairments of oil and gas properties, ARO also recognized a $2 million impairment on its holding of Century stock (see Notes 8 and 9).

      In 1997, the Company recorded an impairment of $1.6 million related to its Michigan properties and a $2 million impairment related to oil and gas properties.

                                     F-23
                                                                     (Continued)

(5)   LONG-TERM DEBT

      A summary of long-term debt follows:


                                                  DECEMBER 31,      DECEMBER 31,
                                                      1998              1997
                                                 ---------------   -------------
                                                      (DOLLARS IN THOUSANDS)
Borrowings under the Company's credit facility,
 as amended, with DNB, reduction subject to
 availability under borrowing base, $48,173,000
 available borrowing base as of December 31, 1998,
 monthly reduction against the available borrowing
 base of $750,000 commencing January 1, 1999,
 interest payable monthly at the Floating Rate,
 or LIBO Rate plus 2 1/2%, secured by substantially
 all of theCompany's oil and gas properties,
 equipment and receivables........................ $ 48,173           28,700

Term Loan A, as amended, payable to DNB,
 due December 31, 1998, with interest payable
 monthly at the Floating Rate plus 1%, or LIBO
 Rate plus 4% per annum, secured by substantially
 all of the Company's oil and gas properties......   15,000                -

Term Loan B payable to DNB, due December 31, 1998,
 with interest payable monthly at the Floating Rate
 plus 1%, or LIBO Rate plus 4% per annum, secured
 by substantially all of the Company's oil and
 gas properties...................................      550                -

Note payable to TECO, with interest at 14% per annum,
 increasing 2% each quarter the note remains unpaid,
 with a maximum rate of 18%, due October 1, 1998..   18,500                -


                                     F-24
                                                                     (Continued)

                                                   DECEMBER 31,     DECEMBER 31,
                                                      1998              1997
                                                    ---------        ---------
Note payable to related party, recourse only
 to specific properties, interest payable at
 prime rate plus 1% in connection with the purchase
 of oil and gas properties from Prima Capital,            987            1,500
 LLC............................................
Other notes.....................................           29              100
                                                    ---------        ---------
                                                       83,239           30,300
Less - Current portion..........................      (64,033)          (4,907)
Less - Debt in default..........................      (18,500)               -
                                                    ---------        ---------

Long-term debt..................................   $      706        $  25,393
                                                    =========         ========

      On September 28, 1995, the Company entered into a $20 million revolving credit facility through February 1, 2002 with Den norske. By November 1, 1997, the revolving credit facility had been increased to $75 million and the available borrowing base was increased to $30 million. On March 5, 1998, the borrowing base under the revolving credit facility was assigned to DNB and increased to $50 million to facilitate the purchase of oil and gas properties from TECO. As of December 31, 1998, the balance due under the revolving credit facility was $48,173,000. Additional borrowings under the credit facility are dependent upon a redetermination of the borrowing base, which is primarily dependent upon the value of the mortgaged properties as determined under DNB's internal lending procedures. Reductions of the credit facility are also dependent upon the borrowing base. Commencing January 1, 1999, monthly principal reductions are $750,000. The borrowing base will be redetermined semi-annually on each October 1st and April 1st prior to February 1, 2002.

      On March 5, 1998, DNB also provided bridge loans totaling $16 million in order for the Company to complete the acquisition of the TECO properties. The bridge loans, as amended, matured on December 31, 1998. DNB has not yet demanded payment nor has it agreed to extend the terms of the bridge loans.

      Under the credit agreement with DNB, the Company is required to maintain certain financial ratios relating to debt coverage ratio, current ratio, tangible net worth, general and administrative expenses and quarterly interest ratio. At December 31, 1998, the Company was not in compliance with all of the required financial ratios; however, DNB agreed to temporarily waive the compliance requirements at year-end 1998. Additionally, at December 31, 1998, the Company was not in compliance with other required financial

                                     F-25
                                                                     (Continued)
      covenants in the credit agreement; and the Company has also not made the monthly principal reductions required in 1999. Therefore, this debt is classified as current in the accompanying balance sheets.

      Also in order to complete the acquisition of the TECO properties, on March 5, 1998, the Company executed a note in favor of TECO in the amount of $18.5 million (see Note 2). The TECO Note matured on October 1, 1998; and by letter dated October 2, 1998, TECO declared the Company in default. However, TECO is a party to an agreement between the Company and DNB which substantially limits TECO's remedies against the Company unless the Bank is paid in full or declares a default and takes affirmative action against the Company. Additionally, pursuant to the terms of a warrant agreement entered into between the parties relative to the TECO Note, TECO has been vested with the rights to acquire 600,000 shares of ARO's common stock at $2.67 per share, plus additional common stock in ARO equal to fifteen (15%) percent of ARO's issued and outstanding common stock and options or rights to purchase common stock for $0.00001 per share, together with the right to appoint two members to ARO's Board of Directors. TECO has not taken any action to exercise its warrant rights or make any appointments to ARO's Board at this time; however, TECO has not waived any of its rights. TECO has filed a Schedule 13-D and Form 3 with the SEC regarding such rights. TECO's rights to acquire fifteen (15%) percent of ARO's issued and outstanding common stock and options or rights to purchase common stock will increase to twenty (20%) percent if the TECO Note is not paid in full by April 1, 1999.

(6)   CONVERTIBLE SECURITIES PRIVATE PLACEMENT

      In 1996, the Company privately placed 4% convertible securities in the aggregate principal amount of $6,000,000 ($4,997,554 net of placement costs) with a required conversion of one year from date of issuance. The securities were convertible at the option of the holders into shares of common stock valued at the lesser of (1) the closing bid price of the common stock as reported on NASDAQ on the date of issuance of the security, or (2) 75% of the average closing bid prices of the common stock as reported on NASDAQ for the five trading days prior to the date of conversion (the Conversion Price). As of June 9, 1997, securities totaling $5,538,483 had been converted into 3,101,864 shares of common stock inclusive of 4% dividend shares paid as of the date of conversion, and the remaining $461,517 had been redeemed by the Company pursuant to its rights under the security documents. The Company was not required to pay any liquidated damages or additional interest as a result of the conversion or redemption of the securities.

      The shares of common stock into which the securities were convertible were registered under an S-3 Registration Statement which was effective on January 23, 1997.

                                     F-26
                                                                     (Continued)

(7)   INDEPENDENT CONTRACTOR AGREEMENTS

      On November 27, 1996, the Company entered into a five year corporate relations agreement with Corporate Relations Group, Inc. (CRG), Winter Park, Florida, to assist the Company with its shareholder relations. As consideration for the agreement, the Company paid CRG $550,000 cash and granted CRG a one year option to purchase 100,000 shares of common stock for $3.00 per share, a two year option to purchase 100,000 shares of common stock for $3.60 per share, a three year option to purchase 100,000 shares of common stock for $4.20 per share, a five year option to purchase 100,000 shares of common stock for $4.80 per share, and a five year option to purchase 100,000 shares of common stock for $6.00 per share. The options had a fair value of approximately $1.27 per share. On April 21, 1997, the Company entered into an Amendment to Lead Generation Agreement with CRG to provide additional services in the public relations area. The Amendment also provided for the immediate termination of the 500,000 options previously granted to CRG by the Company and the issuance to CRG of 50,000 shares of registered stock in the Company. The shares were valued at $1.94 per share which represents the closing bid price on April 21, 1997. The cost was amortized during 1997 due to the timing of the services being performed.

(8)   CENTURY/SETTLE TRANSACTIONS

      Under a letter agreement dated October 17, 1994, the Company had the right to acquire a 10% equity interest in Settle Oil and Gas Company (Settle) for $4,000,000 (the Settle Securities). Due to the fact that the Company was not in a position to acquire this equity interest, the Agreement was subsequently amended to permit a third party to acquire the Settle Securities for $2.5 million. The funds used to effect the foregoing acquisition were borrowed by the third party from Prima, a limited liability company of which an officer/director of the Company is a member. The third party is also a member of Prima and the principal stockholder of Southern Resources, Inc. Prima, in turn, borrowed the funds it used to provide the foregoing loan from a bank in Lexington, Kentucky. In connection with this transaction, the Company entered into a Put Agreement with Prima, dated March 15, 1995, which provided that, in the event Prima obtained title to the Settle Securities, Prima had the right to require the Company to purchase the Settle Securities for $4,000,000 (the Prima
      Put) payable in cash and common stock.

      On July 21, 1995, a reorganization plan was approved by the Bankruptcy Court and resulted in the merger of Settle into Century Offshore Management Corporation (Century). Any and all references to Settle subsequent to July 21, 1995, refer to the merged entity which retained the name of Century.

      The Put Agreement with Prima was terminated in July 1995, and a new agreement, as

                                     F-27
                                                                     (Continued)
      amended, providing for the Company's ability to call the Century Securities from the third party member of Prima for $4,000,000 was substituted therefor (the Call Agreement). The Call Agreement also provided for non-refundable monthly installments of $31,250 (as originally required under the Put Agreement) until such time as a total of $1,000,000 was advanced under the Call Agreement (including payments previously made under the Put Agreement). In the event the Company elected to call the Century Securities, the advance payments would be credited toward the purchase price. Additionally, a $500,000 certificate of deposit held as collateral for Prima's loan was liquidated by the Company and the funds were advanced to Prima under the potential Call Agreement. Prima used the $500,000 to purchase shares of Series B Preferred Stock from a third party, which Preferred Stock it subsequently converted to common stock. In the event the Company exercised the Call option, the $500,000 would be credited towards the purchase. The Company's right to call the Settle Securities began January 15, 1997 and ended December 31, 1997.

      On November 4, 1997, the Board of Directors approved the exercise of the Company's rights under the Call Agreement; and all funds due pursuant thereto had been paid on or before December 31, 1997. The investment is reported on the Balance Sheet in "Other Assets: Investment in Unconsolidated Subsidiaries." See Note 9 regarding impairment of this asset.

      On July 3, 1995, the Company made an unsecured working capital loan to Settle in the amount of $900,000. At December 31, 1996, the outstanding balance on the loan was $183,053. The loan bore interest at the rate of 10% per annum and was payable in 21 equal monthly installments of $46,894 commencing on July 31, 1995, and on the last day of each month thereafter until paid in full. The note was paid in full during 1997.

(9)   INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

      On December 30, 1994, the Company invested in the formation of a new Limited Liability Company (the LLC) whose purpose was to perform contract drilling services for the Company and third parties. The LLC was capitalized at $250,000 with the Company providing $110,000 for a 44% ownership. Century and certain of Century's officers and directors were also members of the LLC, with a combined ownership interest of 45%. In October 1997, the operating committee voted to liquidate the LLC. As of December 31, 1998, the remaining investment is $47,451. During 1998 and 1997, the Company recognized losses of $0 and $234,409, respectively.

      In 1997, the Company acquired 2,471.3 shares of the common stock of Century under the Call Agreement (see Note 8) for $4 million. Due to the subsequent decline in oil and gas prices, the Company determined there was an other than temporary decline in the carrying value of the Century common stock. In 1998 and 1997, the Company recorded

                                     F-28
                                                                     (Continued)
      impairments of $2.0 million and $1.5 million, respectively, to its investment in Century, resulting in a net book value of $.5 million and $2.5 million, respectively. The impairment of the Century stock was determined by comparing the carrying value of the stock on the Company's books, after the exercise of the Century "Call Agreement," to the estimated fair value of the stock based on the most recent sale activity.

(10)  UNEARNED REVENUE

      On May 22, 1996, the Company conveyed an approximate 2.2 billion cubic feet (Bcf) volumetric production payment in Appalachian wells recently purchased from AKS through a facility sponsored by William Energy Services Company, a subsidiary of the Williams Companies, Inc. and structured by NationsBank. The Company received $4,300,000 ($4,147,300 after related costs) for the production payment, which has an anticipated six year term. Of the funds received, $2,500,000 was used to reduce the Company's credit facility with its primary lender. The Company used the remainder of the funds for working capital and further acquisition and development activities in the Gulf Coast Region.

      As a result of the transaction, the Company has recorded unearned revenue which is being recognized as the required volumes are delivered under the production payment conveyance.

      ARO sells all of its current Gulf Coast Region gas production through H&N Gas, Ltd. ARO utilizes forward sales contracts for a significant portion of its Gulf Coast Region gas production to achieve more predictable cash flows and to reduce the effect of fluctuations in gas prices. During 1998, ARO's Gulf Coast Region production averaged 28.8 MMcfe per day. At March 15, 1999, ARO had forward sales arrangements through August 1999 with respect to 20 MMcfe per day at an average price of $1.86 per thousand cubic feet ("Mcf"). During 1998, ARO sold call options for 20 MMcfe per day at a call price of $2.70 per Mcf, which expire in March 2000. In exchange for establishing a ceiling of $2.70 per Mcf over the option term, ARO received an average option premium of $0.14 per Mcf on the volumes contracted for under the call option agreement. These contracts were terminated in January 1999 at a profit of $680,114. ARO continuously reevaluates its sales contracts in light of market conditions, commodity price forecasts, capital spending plans and debt service requirements.

(11)  INCOME TAXES

      The provision (benefit) for income taxes for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:

                                     F-29
                                                                     (Continued)

                                            1998           1997            1996
                                           -------        -------        -------
                                                   (DOLLARS IN THOUSANDS)
Current tax expense ................       $     1        $    49        $     6
                                           =======        =======        =======

Deferred tax (benefit) .............       $  (292)       $(1,242)       $   613
                                           =======        =======        =======

      The Company's effective tax benefit (5%) in 1998 is less than the effective tax rate because of changes to its valuation allowance for deferred tax assets. The Company's effective tax benefit (39%) in 1997 and effective tax rate (41%) in 1996 are different from the U.S. federal income tax rate of 34% primarily because of state income taxes.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented as follows:


                                                           1998          1997
                                                         --------      --------
                                                         (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards .................     $  6,970      $  2,425
  Basis differences in oil and gas properties ......       11,978          --
  Basis differences in unconsolidated investee .....        1,400           600
  Allowance for doubtful accounts ..................          298           110
  Other ............................................           17            50
                                                         --------      --------
     Total gross deferred tax assets ...............       20,663         3,185
Less - Valuation allowance .........................      (19,239)         (638)
                                                         --------      --------
     Net deferred tax assets .......................        1,424         2,547
Deferred tax liabilities:
  Basis differences in oil and gas properties ......     $   --        $  3,226
  Basis differences in property and equipment ......        1,308         1,371
  Other ............................................          116             4
                                                         --------      --------
     Deferred tax liabilities ......................        1,424         4,601
                                                         --------      --------
     Net deferred tax asset (liability) ............     $      0      $ (2,054)
                                                         ========      ========
Current deferred tax asset .........................     $    298      $    112
                                                         ========      ========
Non-current deferred tax liability .................     $    298      $  2,166
                                                         ========      ========

      In assessing the realizability of deferred tax assets, management considers whether it is

                                     F-30
                                                                     (Continued)
      more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has established a valuation allowance for such deferred tax assets to the extent such amounts are not likely to be utilized to offset existing deferred tax liabilities reversing in the same period.

      At December 31, 1998, the Company had approximately $34.7 million and $35.5 million of net operating loss (NOL) carryforwards available to offset future taxable income for federal and state purposes, respectively. The carryforwards expire from 1999 to 2018.

      The Tax Reform Act of 1986 significantly limits the amount of NOL available to offset future taxable income when a change of ownership occurs. Such a limitation of the NOL in a given year could prevent the Company from realizing the full benefit of the NOL within the 15 year statutory limit. The Company had one change in ownership prior to 1997. The Company believes that the limitations, if any, would not have a significant impact on the consolidated financial statements.

(12)  FINANCIAL INSTRUMENTS

      The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998. Financial Accounting Standards Board Statement No. 107 (FASB No. 107), "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.


                                            CARRYING                 FAIR
                                              AMOUNT                VALUE
            Financial assets:               --------              -------
              Cash and cash equivalents      $   255              $   255
              Trade accounts receivable        4,094                4,094
              Related party receivables          495                  495
              Notes receivable                   380                  380
              Century Stock                      500                  500
            Financial liabilities:
              Trade accounts payable           7,162                7,162
              Related party note                 987                  987
              Accrued expenses                   556                  556
              Long-term debt                     706                  706

      The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1997. FASB No. 107, defines the fair

                                     F-31
                                                                     (Continued)
      value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                               CARRYING                FAIR
                                                 AMOUNT               VALUE
            Financial assets:                  --------              ------
              Cash and cash equivalents         $ 1,180              $1,180
              Trade accounts receivable           4,595               4,595
              Related party receivables             304                 304
              Notes receivable                      477                 477
              Century Stock                       2,500               2,500
            Financial liabilities:
              Trade accounts payable                963                 963
              Related party note                  1,500               1,500
              Accrued expenses                      525                 525
              Long-term debt                     28,800              28,800

      The carrying amounts shown in the tables are included in the consolidated balance sheet under the indicated captions.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

            CASH AND CASH EQUIVALENTS, TRADE ACCOUNTS RECEIVABLE, RELATED PARTY RECEIVABLES, CURRENT INSTALLMENTS OF LONG-TERM DEBT, TRADE ACCOUNTS PAYABLE, RELATED PARTY PAYABLE AND ACCRUED EXPENSES: The carrying amounts approximate fair value because of the short maturity of those instruments.

            NOTES RECEIVABLE: The fair value is determined as the present value of expected cash flows discounted at the interest rate currently offered by the Company, which management believes approximates rates which would be offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

            LONG-TERM DEBT: The fair value of the Company's long-term debt carries market interest rates; therefore, the current value approximates market value.

(13)  COMMON STOCK PRIVATE PLACEMENTS

      In July 1997, pursuant to a Securities Purchase Agreement, the Company's primary lender, Den norske, purchased 500,000 shares of common stock of the Company for a price of $2.66 per share, for a total of $1,330,000 ($1,132,911 net of placement costs).

                                     F-32
                                                                     (Continued)

      The Company and Den norske also entered into a Registration Rights Agreement wherein Den norske was granted certain demand and piggyback registration rights with respect to the shares purchased.

(14)  STOCKHOLDERS' EQUITY

      The Company has authorized fifty million (50,000,000) shares of Common Stock. Outstanding at December 31, 1998 and 1997 are 10,251,853 and 10,193,676 shares, respectively.

      The Company has authorized one million (1,000,000) shares of Series 1993 Preferred Stock and two million (2,000,000) shares of Series Preferred Stock subject to designation by the Board of Directors:

      Series 1993 Preferred Stock is convertible into one share of common stock with a liquidation preference of $12 per share. Dividends are payable semiannually at the rate of 8% per share based upon the total number of shares outstanding. Out0standing at December 31, 1998 and 1997 are 230,516 and 268,851 shares, respectively.

      Series B Preferred Stock, designated by the Board of Directors, was convertible into common stock based on a conversion factor of $10.00 divided by 73% of the common stock's closing bid price on the conversion date. The Series B Preferred Stock had a liquidation preference of $10.00 per share, but was junior to the Series 1993 Preferred Stock. Dividends were payable quarterly at the rate of 6% in cash or common stock, at the Company's option. There were 1,000,000 shares authorized and zero shares outstanding at December 31, 1997. During the first quarter of 1997, the Company's Board of Directors adopted a resolution eliminating Series B Preferred Stock and returning the 1,000,000 shares to the status of authorized but unissued Preferred Stock, without designation. The Certificate eliminating the Series B Preferred Stock was filed in the Office of the Secretary of State of Delaware on April 16, 1997.

      The Company paid dividends on the Series 1993 Preferred Stock through the issuance of 19,842 and 21,508 shares of common stock in 1998 and 1997, respectively.

      In April 1997, due to a decline in the market price of the Company's common stock to a level below its book value, the Board of Directors authorized the Company to repurchase up to $2 million of the Company's common stock in market transactions from time to time at prices deemed to be favorable by the Company. As of December 31, 1998 and 1997, the Company had acquired 201,890 and 141,410 shares at an average price of $3.54 and $2.91, respectively, per share.

                                     F-33
                                                                     (Continued)

      During the fourth quarter of 1997, the Company acquired 50,000 shares of its common stock from AKS for $5.00 per share pursuant to the put provisions contained in a Purchase & Sale Agreement dated December 27, 1995.

      On January 15, 1999, the Board of Directors declared dividends payable in common stock on January 22, 1999, to holders of the Series 1993 Preferred Stock totaling 9,220 shares.

      The Company has registered on a Form S-8 registration statement, as amended, 650,000 shares of common stock to be issued pursuant to its 1994 Employee Stock Compensation Plan (ESC). The ESC provides for stock compensation through the award of the Company's common stock to persons whose experience, ability and services are considered valuable. At December 31, 1998, 321,000 shares have been issued under the ESC at prices ranging from $1.94 to $8.00 per share.

      The Company has reserved and registered under a Form S-8 registration statement 2,000,000 shares of common stock to be issued pursuant to a 1994 Compensatory Stock Option Plan (CSO). The CSO is a nonstatutory stock option plan intended as an employment incentive to aid in attracting and retaining in the employ or service of the Company persons of experience and ability and whose services are considered valuable.

                                     F-34
                                                                     (Continued)

      The Company applies APB Opinion 25 in accounting for the CSO and non-plan options. Accordingly, no compensation cost has been recognized for the CSO and non-plan options granted in 1998, 1997 or 1996. Had compensation cost been determined on the basis of fair value pursuant to FASB 123, net income and earnings per share would have been reduced as follows:


                                               1998        1997         1996
                                              -------      -----        ----
                                                (DOLLARS IN THOUSANDS)
            INCOME (LOSS) BEFORE INCOME
             TAX EXPENSE (BENEFIT)
              As reported                    $(46,224)   $(1,847)      $ 912
                                              =======      =====        ====
              Proforma                       $(46,224)   $(1,994)      $ 464
                                              =======      =====        ====
            BASIC EARNINGS PER SHARE
              As reported                   $   (4.61)   $ (0.21)      $0.14
                                             ========     ======        ====
              Proforma                      $   (4.61)   $ (0.23)      $0.06
                                             ========     ======        ====
            DILUTED EARNINGS PER SHARE
              As reported                   $   (4.61)   $ (0.21)      $0.13
                                             ========     ======        ====
              Proforma                      $   (4.61)   $ (0.23)      $0.06
                                             ========     ======        ====

      The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                               1998         1997        1996
                                               ----         ----        ----
            Dividend Yield                      N/A           --          --
            Risk-free interest rate             N/A        5.00%       5.73%
            Expected life                       N/A       5 YRS.      4 YRS.
            Expected volatility                 N/A       69.47%      69.47%

      A summary of the status of CSO and non-plan options granted to employees, consultants, officers and directors for the purchase of the Company's common stock follows:

                                     F-35
                                                                     (Continued)

                                               CSO                       NON-PLAN
                                     ------------------------    ------------------------
                                                    WEIGHTED                    WEIGHTED
                                       NUMBER       AVERAGE        NUMBER       AVERAGE
                                         OF         EXERCISE         OF         EXERCISE
                                       SHARES        PRICE         SHARES        PRICE
                                     ----------    ----------    ----------    ----------
Balance, December 31, 1997 .......    1,976,410    $     5.12     1,143,987    $     3.83
Granted ..........................         --            --            --            --
Exercised ........................         --            --            --            --
Terminated .......................     (237,500)        (3.37)     (190,000)        (3.79)
                                     ----------    ----------    ----------    ----------

Balance, December 31, 1998 .......    1,738,910    $     5.36       953,987    $     3.83
                                     ==========    ==========    ==========    ==========

Weighted average fair value of
  options granted during 1998 ....          N/A
                                     ==========

      At December 31, 1998, 1,738,910 CSO options and 783,987 non-plan options were fully vested. The remaining 170,000 non-plan options will vest over the next one to two years.

                                               CSO                      NON-PLAN
                                     ------------------------    ------------------------
                                                    WEIGHTED                    WEIGHTED
                                       NUMBER       AVERAGE        NUMBER       AVERAGE
                                         OF         EXERCISE         OF         EXERCISE
                                       SHARES        PRICE         SHARES        PRICE
                                     ----------    ----------    ----------    ----------
Balance, December 31, 1996 .......    1,943,910    $     5.16     1,426,320    $     4.14

Granted ..........................       37,500          3.00       300,000          3.00
Exercised ........................         --            --            --            --
Terminated .......................       (5,000)        (6.00)     (582,333)        (4.16)
                                     ----------    ----------    ----------    ----------

Balance, December 31, 1997 .......    1,976,410    $     5.12     1,143,987    $     3.83
                                     ==========    ==========    ==========    ==========

Weighted average fair value of
  options granted during 1997 ....   $     1.31
                                     ==========

      At December 31, 1997, 1,918,577 CSO options and 843,987 non-plan options were fully vested. The remaining 57,833 CSO options and 300,000 non-plan options will vest over the next one to three years.

                                      F-36
                                                                     (Continued)

                                                CSO                      NON-PLAN
                                     ------------------------    ------------------------
                                                    WEIGHTED                    WEIGHTED
                                       NUMBER       AVERAGE        NUMBER       AVERAGE
                                         OF         EXERCISE         OF         EXERCISE
                                       SHARES        PRICE         SHARES        PRICE
                                     ----------    ----------    ----------    ----------
Balance, December 31, 1995

Granted ..........................    1,484,410    $     5.42     1,226,320    $     3.78
Exercised
Terminated .......................      498,500          4.50       600,000          4.35
                                     ----------    ----------    ----------    ----------
Balance, December 31, 1996 .......      (39,000)        (6.45)     (400,000)        (3.38)
                                     ----------    ----------    ----------    ----------

Weighted average fair value of
  options granted during 1996.....    1,943,910    $     5.16     1,426,320    $     4.14
                                     ==========    ==========    ==========    ==========

                                     $     1.66
                                     ==========

      The following is a summary of the status of CSO and non-plan options outstanding at December 31, 1998:


                            OUTSTANDING OPTIONS            EXERCISABLE OPTIONS
                    ------------------------------------  ---------------------
                                WEIGHTED     WEIGHTED                 WEIGHTED
                                 AVERAGE      AVERAGE                 AVERAGE
      EXERCISE                  REMAINING    EXERCISE                 EXERCISE
     PRICE RANGE      NUMBER        LIFE       PRICE        NUMBER     PRICE
     -----------      ------    ----------    -------       ------    ---------
    $3.00 - $3.50      537,986     4.3         $3.24         367,986      $3.34
    $4.00 - $4.50    1,242,487     2.5         4.24        1,242,487       4.24
    $6.00 - $8.00      912,424     5.6         6.54          912,424       6.54

      The following is a summary of the status of CSO and non-plan options outstanding at December 31, 1997:


                             OUTSTANDING OPTIONS           EXERCISABLE OPTIONS
                     -----------------------------------  ---------------------

                                WEIGHTED     WEIGHTED                 WEIGHTED
                                 AVERAGE      AVERAGE                 AVERAGE
       EXERCISE                 REMAINING    EXERCISE                 EXERCISE
     PRICE RANGE      NUMBER        LIFE       PRICE        NUMBER     PRICE
     -----------      ------    ----------    -------       ------    ------
    $3.00 - $3.60      815,486     4.5         $3.20         515,486      $3.32
    $4.00 - $4.80    1,392,487     3.8         4.25        1,334,654       4.44
    $6.00 - $8.00      912,424     6.6         6.54          912,424       6.54

      At December 31, 1998, the Company has reserved 2,180,686 shares of common stock which are issuable upon the exercise of the following warrants:

            In connection with a common stock private placement closed in 1995, the Company has issued 41.17 Class A Warrants and 41.17 Class B Warrants. Each Class A and Class B Warrant is convertible to 5,000 shares of common stock. The Class A Warrants have exercise prices of $3.50 and $5.00 per share, respectively. The Warrants are exercisable for thirty-six months, commencing October 8, 1997. The Company has a call right on the Class A and Class B Warrants at a share price of $5.50 and $7.00, respectively.

            The Company has outstanding 200,000 common stock warrants issued in connection with various consulting agreements. Each Warrant is convertible into one share of common stock at an exercise price of $2.75 per share. The warrants expire in May 2000.

            In connection with a common stock private placement closed in 1996, the Company issued 100 1996 Class A Warrants. Each 1996 Class A Warrant is convertible to 1,650 shares of common stock. The 1996 Class A Warrants are exercisable through October 8, 1999, and have an exercise price of $4.00 per share.

            In conjunction with the purchase of properties from TECO, the parties entered into a warrant agreement (TECO Warrant Agreement) granting TECO warrants to acquire 600,000 shares of common stock of the Company (First Warrants) at a price of $2.67 per share if the TECO Note was not paid in full by October 1, 1998. Additionally, the TECO Warrant Agreement granted TECO warrants to acquire common stock equal to 10% of the Company's outstanding common stock and options if the TECO Note was not paid in full by October 1, 1998. This percentage will increase by an additional 5% if the TECO Note is not paid in full by January 1, 1999, and by an additional 5% if the TECO
            Note is not paid in full by April 1, 1999 (collectively, Secondary Warrants). The price per share of common stock evidenced by the Secondary Warrants is $.00001. As of December 31, 1998, TECO had been vested with 600,000 First Warrants and 1,380,504 Secondary Warrants, all of which are exercisable through July 1, 1999.

      The weighted average price of the 2,180,686 shares of common stock reserved upon exercise of all outstanding warrants is $2.09.


                                     F-38
                                                                     (Continued)

(15)  RELATED PARTY TRANSACTIONS

      Significant related party transactions which are not disclosed elsewhere in these consolidated financial statements are discussed in the following paragraphs (see Notes 4, 5, 8, 14, 16, and 19).

      In 1998, 1997 and 1996, the Company, pursuant to the terms of an employment and stock option agreement, has paid or accrued compensation to the Company's Chairman of $25,500, $40,000 and $60,000, respectively. The Chairman has been assisting Management in various financing transactions.

      In 1998, 1997 and 1996, the Company paid $189,260, $279,421and $276,500, respectively, to purchase gas from a company owned 20% by a director of the Company and which participated as a joint venture partner in drilling various wells in the Appalachian area.

      The Company paid or accrued interest of approximately $21,500 during 1996 related to advances and notes payable from Southern Gas Holding Co., Inc.
      (SGH), a company primarily owned by a director of the Company. At December 31, 1998 and 1997, the Company has made advances to SGH totaling $464,106 and $230,784, respectively, which the principal of SGH intends to secure with assets of . However, due to a significant decrease in the value of the collateral, ARO has fully reserved the receivable from SGH as of December 31, 1998.

      On September 15, 1997, the Company entered into a Letter of Intent with Prima, a limited liability company in which an officer/director owns a 20% interest, providing for the acquisition of an interest in certain producing and non-producing oil and gas properties (the Properties) located in Mississippi. The purchase price for the Properties was $2,800,000 payable $1,300,000 on or before closing which occurred October 10, 1997, and the balance of $1,500,000 in an interest bearing note with recourse only to the Properties, with interest thereon at 1 1/2% over Prime, payable interest only until March 1998 and amortizing thereafter over a two year period. The Company already owned up to 3.5% interest in the Properties; and after reviewing an independent geologist's report on the Properties, the Letter of Intent was approved by a majority of the disinterested directors of the Company at a special meeting of the Board of Directors held on September 15, 1997. As of December 31, 1998 and 1997, the balance due Prima under the note was approximately $987,160 and $1.5 million, respectively.

(16)  LEASES

      Future minimum rental payments for operating leases with noncancelable lease terms in

                                     F-39
                                                                     (Continued)
      excess of one year are as follows:


                    YEARS ENDING
                     DECEMBER 31,
                    -------------
                          1999                      $106,970
                          2000                        96,874
                          2001                        15,304
                                                     -------
                                                    $219,148
                                                     =======
      The Company rents equipment and office space under various operating leases. Rental expense for the years ended December 31, 1998, 1997 and 1996, was approximately $145,000, $52,000 and $61,200, respectively. Included in 1998, 1997 and 1996 is $37,800 paid to an officer/director of the Company related to office space rental. The lease agreement was effective through February 28, 1998 at a monthly rate of $3,100 and is currently operating on a month-to-month basis.

(17)  DEFINED CONTRIBUTION PLAN

      The Company maintains a Defined Contribution Plan (the Plan) for all full-time employees of the Subsidiaries. Employees are entitled to make contributions based on their percentage of compensation.

      The Company provides a matching contribution up to 5% of each employee's compensation. For the years ended December 31, 1998, 1997 and 1996, approximately $69,000, $44,250 and $32,500, respectively, were recognized as a general and administrative expense for contributions to the Plan.

(18)  SIGNIFICANT CUSTOMER CONCENTRATION

      The Company's primary market areas are the Appalachian Region of Kentucky and the Gulf Coast Region. For the years ended December 31, 1998, 1997 and 1996, most of the Company's gas sales are on credit to major industrial or local distributing companies. Trade receivables are not generally collateralized; however, the Company's customers' historical and future credit positions are thoroughly analyzed prior to extending credit. In certain instances, the Company will require a letter of credit.

      APPALACHIAN REGION:

      Approximately 86%, 27% and 31% of the Company's gas sales in 1998, 1997 and 1996,

                                     F-40
                                                                     (Continued)
      respectively, are subject to fixed pricing contracts, while the remainder are based on spot prices. The Company presently uses its marketing operations to provide gas supplies to customers solely to meet delivery requirements when internal production will not suffice. The Company provides gas supplies to industrial end users and local distributing companies primarily for commercial use.

      Marketing Revenues from major customers are summarized below:


                                    (DOLLARS IN THOUSANDS)
                           1998               1997              1996
                           ----               ----              ----
                        $         %         $        %        $       %
                      -----     -----     -----   -----    ------   -----
Company A               -         -       9,506     53     15,650     69
Company B             3,481       45      3,119     18      2,543     11
Company C             1,151       15        -        -        -       -

      GULF COAST REGION:

      The Company sells all of its current Gulf Coast gas production through H&N Gas, Ltd. The Company sells more than 10% of its Gulf Coast oil production to Citgo Petroleum Corporation, Texon Corporation, Conoco and through contracts administered by I.P. Petroleum Company.

(19)  COMMITMENTS AND CONTINGENCIES

      In December 1995, the Company entered into a severance agreement with its former President and Chief Executive Officer who resigned effective December 31, 1995. Under the agreement, the executive was paid $85,000 and received the sum of $10,000 per month through March 31, 1998. In return, the executive surrendered 515,590 CSO common stock options under a Severance Plan which had exercise prices between $6.00 and $8.00 per share and expired between March 18, 2003, and February 1, 2005. In return, the executive received 643,987 common stock options at an exercise price of $4.00 per share and which expire on November 29, 2000. He also retains 46,203 CSO common stock options immediately exercisable, previously issued to him, at $3.50 per share which expire on October 11, 2002. The Company also agreed to provide for payment of an office lease through October 1996, and assigned a 1% gross overriding royalty interest in certain oil and gas properties.

      During 1997, the Kentucky Revenue Cabinet assessed Southern Gas for outstanding sales tax of approximately $1.5 million, plus penalties and interest, allegedly owed to the Commonwealth of Kentucky by Southern Gas Company ("SGC"), a dissolved company, prior to Southern Gas' acquisition of the assets of SGC. During the first quarter of 1999,

                                     F-41
                                                                     (Continued)
      the Company received notification from the Kentucky Revenue Cabinet that the Cabinet had accepted the Company's Offer in Settlement in the amount of $47,499 for any and all outstanding sales and tangible property taxes.

      In the normal course of business, the Company enters into short-term supply and purchase agreements. These agreements can stipulate either a fixed contract price or a floating price based on spot prices.

      Management attempts to schedule deliveries to mitigate any possible adverse effects of changing prices; however, gas prices are susceptible to change due to industry supply and demand positions.

(20)  GOING CONCERN ASSUMPTION

      As of December 31, 1998, the Company had current liabilities in excess of current assets of approximately $6.3 million (excluding current portion of long-term debt), was not in compliance with its primary credit facility and bridge loans with DNB in the approximate amounts of $48 million and $15.6 million, respectively, and was in default under its $18.5 million loan with TECO. As more particularly described in Item 1, "Description of Business--Overview," of this Report on Form 10-K, this situation is primarily the result of: i) the lack of available outside funding to complete the scheduled refinancing of interim loans and capital expenditures associated with the acquisition and development of properties from TECO; ii) the decline of production in oil and gas prices; iii) the more than 60% decline in the Company's two largest producing fields; and
      iv) the approximately $16 million in trade payables incurred as a result of the capital requirements for the development of additional wells, a substantial portion of which were settled subsequent to year-end 1998 for less than face value and reflected in the December 31, 1998 financial statements.

      It is important to note that DNB has not yet demanded payment nor has it agreed to extend the term of the bridge loans; and TECO is a party to an agreement between the Company and DNB which substantially limits TECO's remedies against the Company unless the Bank is paid in full or declares a default and takes affirmative action against the Company (see Note 5 for further discussion).

      The Company has taken the following measures in an attempt to remedy the above deficiencies:

      On October 29, 1998, the Company's wholly-owned subsidiary, American Resources Offshore, Inc., was merged into the Company for the purpose of reducing administrative expenses.

                                     F-42
                                                                     (Continued)

      During the fourth quarter of 1998, the Board of Directors authorized and the Company entered into discussions with third parties for the sale of its Appalachian properties. In the event the Company sells these properties, the proceeds will be used to reduce its outstanding indebtedness to DNB, which would also result in a substantial reduction of interest expenses. Further, the sale of these properties would result in an additional reduction of the Company's administrative expenses.

      During the first quarter of 1999, the Company settled approximately $12 million of trade payables incurred as a result of the capital requirements for the development of additional wells by surrendering its interest in its Grand Isle Block 55 wells to the operator of the wells.

      ARO's Management continues to explore all possible alternatives for the restructuring of the company, including the refinancing of debt and possible business combinations with third parties.

      The financial statements do not include any adjustments at December 31, 1998, to reflect the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of the Company's uncertain immediate future.

                                     F-43
                                                                     (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                 OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

The following supplemental information regarding oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission (SEC) and Statement of Financial Accounting Standards No. 69 (SFAS No. 69), "Disclosures About Oil and Gas Producing Activities."

                                               1998         1997        1996
                                            ---------    ---------    ---------
                                                (Dollars in thousands)
CAPITALIZED COSTS RELATING TO OIL AND
 GAS PRODUCING ACTIVITIES:
  Proved undeveloped oil and gas
    properties ..........................   $   8,590    $   4,193    $   4,193
  Proved oil and gas properties .........      51,112       45,096       38,257
  Unproved oil and gas properties .......      38,459        7,884        5,686
  Support equipment and facilities ......      10,547        8,190        8,062
                                            ---------    ---------    ---------
                                              108,708       65,363       56,198

Less accumulated depreciation, depletion,
  amortization, and impairment ..........     (67,453)     (16,737)      (5,704)
                                            ---------    ---------    ---------
    Net capitalized costs ...............   $  41,255    $  48,626    $  50,494
                                            =========    =========    =========
COSTS INCURRED IN OIL AND GAS PRODUCING
 PROPERTY ACQUISITION, EXPLORATION AND
 DEVELOPMENT ACTIVITIES:
  Property acquisition costs:
    Proved ..............................   $  19,119    $   3,715    $  18,440
    Unproved ............................      43,005        3,794        2,925
  Exploration costs .....................        --            929         --
  Development costs .....................       9,834        1,357        3,315
                                            ---------    ---------    ---------

                                            $  71,958    $   9,795    $  24,680
                                            =========    =========    =========

RESULTS OF OPERATIONS FOR OIL AND GAS
 ACTIVITIES:
  Oil and gas sales .....................   $  26,724    $  19,457    $   8,540
  Gain (loss) on sale of oil and gas
    properties ..........................        --           --           (152)
  Exploration costs .....................      (5,056)        (785)        --
  Production costs ......................      (4,967)      (2,584)      (1,402)
  Depreciation, depletion, and ..........     (13,403)      (7,676)      (2,432)
    amortization.........................     (34,735)      (3,596)        --
                                            ---------    ---------    ---------
  Impairment of oil and gas properties
    Results of operations for oil and gas
     producing activities (excluding
     corporate overhead) ................   $ (31,437)   $   4,816    $   4,554
                                            =========    =========    =========

                                     F-44
                                                                   (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                 OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


Reserve Quantity Information for the Year Ended December 31, 1998, 1997 and
1996:

The following estimates of proved developed and proved undeveloped reserve quantities, and related standardized measure of discounted net cash flow, are estimates only and have been provided by Richard M. Russell & Associates, Inc. (Kentucky/Appalachian Region properties); Netherland, Sewell & Associates, Inc. (Gulf Coast Region properties of South Timbalier 148 and Ship Shoal 150); Ryder Scott Company (all Gulf Coast Region properties except South Timbalier 148 and Ship Shoal 150); and McConnell Consulting, Inc. (Michigan properties), independent engineering consulting firms. The amounts do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States, and primarily in the State of Kentucky and the Gulf Coast Region.

The success of future development efforts and the amount, timing and costs thereof may significantly increase or decrease the Company's total unproved and proved developed reserve volumes, the "Standardized Measure of Discounted Future Net Flows," and the components and changes therein.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids), and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods. Gas volumes are expressed in millions of cubic feet and oil reserves in thousands of barrels.

                                     F-45
                                                                     (Continued)

                                                    1998                  1997                  1996
                                             ------------------    ------------------    ------------------
                                               OIL        GAS        OIL        GAS        OIL        GAS
                                             -------    -------    -------    -------    -------    -------
Proved developed and undeveloped reserves:
  Beginning of year ......................     1,385     35,917      1,202     35,692        756     24,741
  Revisions of previous
   estimated .............................      (407)    (6,787)       137     (4,378)       (45)    (2,346)
  Purchases of minerals in
   place .................................       269     25,911        268      3,714        691     18,373
  Extensions and discoveries .............        50      5,506        204      5,468       --         --
  Production .............................      (374)    (9,428)      (426)    (4,579)      (200)    (1,830)
  Sales and transfers of
   minerals in place .....................       (38)    (1,888)      --         --         --       (3,246)
                                             -------    -------    -------    -------    -------    -------

Total proved developed &
 undeveloped reserves ....................       885     49,231      1,385     35,917      1,202     35,692
                                             =======    =======    =======    =======    =======    =======
Proved developed reserves:

  Beginning of year ......................     1,092     30,175        909     29,033        756     19,702
  End of year ............................       665     38,702      1,092     30,175        909     29,033
                                             =======    =======    =======    =======    =======    =======

                                       F-46
                                                                     (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                 OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES AS OF DECEMBER 31, 1998, 1997 AND 1996:


The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pre-tax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

The average crude oil price at year-end 1998 and 1997 used for this calculation was $9.53 and $16.47, respectively, per barrel. The average natural gas price used was $2.13 and $2.83, respectively, for Gulf Coast, $2.46 and $2.45, respectively, for Kentucky Region and $0 and $2.41, respectively, for Michigan. In general, oil and natural gas prices declined in early 1997 and continued to decline in 1998.

At December 31, 1998, 1997 and 1996, the Company's future discounted net cash flow from proved reserves was located as follows:

                           KENTUCKY      GULF COAST      MICHIGAN         TOTAL
                            -------        -------        -------        -------
                                           (DOLLARS IN THE THOUSANDS)

                1998        $13,389        $38,033           --          $51,422
                1997        $18,636        $29,092        $    45        $47,773
                1996        $16,972        $41,679        $ 1,299        $59,950
                            =======        =======        =======        =======

At December 31, 1998, 1997 and 1996, the South Timbalier 148 Field accounted for approximately 14%, 38% and 0%, respectively, of the Company's future net cash flows from proved reserves in the Gulf Coast Region. Other fields with a significant percentage of proved

                                     F-47
                                                                     (Continued)
reserved at December 31, 1998, were West Cameron 172 and South Timbalier 211, with 21.4% and 20%, respectively, of proved reserves. Both West Cameron 172 and South Timbalier 211 were a part of the TECO acquisition in 1998. At December 31, 1998, 1997 and 1996, the Gausdale Field accounted for approximately 61%, 67% and 58% of the Company's future net cash flows from proved reserves in the Kentucky Region.

                                     F-48
                                                                     (Continued)

                       AMERICAN RESOURCES OFFSHORE, INC.
                                AND SUBSIDIARY

                 OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          1998        1997         1996
                                                                       ---------    ---------    ---------
Standard measure of discounted future net cash flows at December 31:
  Future cash inflows ..............................................   $ 110,468    $ 113,391    $ 124,117
  Future production costs ..........................................     (20,206)     (20,925)     (16,015)
  Future development costs .........................................     (10,703)      (6,982)      (8,893)
  Future taxes .....................................................      (1,679)      (2,759)      (2,501)
                                                                       ---------    ---------    ---------
                                                                          77,880       82,725       96,708
Future net cash flows, 10% annual
 discount for estimated timing of cash
 flows .............................................................     (26,458)     (34,952)     (36,758)
                                                                       ---------    ---------    ---------
    Standardized measure of discounted
     future net cash flows relating to
     proved gas reserves ...........................................   $  51,422    $  47,773    $  59,950
                                                                       =========    =========    =========
The following reconciles the change in the standardized measure of discounted future net cash flows during the years 1998, 1997 and 1996:
                                                                          1998         1997         1996
                                                                       ---------    ---------    ---------
Beginning of year ..................................................   $  47,773    $  59,950    $  29,448
Sales of gas produced, net of production
 costs .............................................................     (21,833)     (16,874)      (7,138)
Net changes in prices and production costs .........................      (8,315)      (8,580)       4,933
Extensions and discoveries .........................................       4,436        9,476         --
Revisions of previous quantity estimates ...........................      (7,422)      (4,970)      (2,660)
Change from purchases of minerals in place .........................      35,666        3,947       36,341
Change from sale and transfers of minerals in
 place .............................................................      (2,812)        --         (2,362)
Changes in future development ......................................      (1,295)        --           --
Changes in future taxes ............................................         937         (117)          42
Accretion of discount ..............................................       4,777        3,811        2,656
Changes in timing and other ........................................        (490)       1,130       (1,310)
                                                                       ---------    ---------    ---------
     End of year ...................................................   $  51,422    $  47,773    $  59,950
                                                                       =========    =========    =========

The change from purchases of minerals in place reflects the Company's acquisition of properties from TECO in 1998 and the South Timbalier 148 lease block located offshore Louisiana and various fields located in Kentucky from AKS in 1996.
                                     F-49
                                                                     (Continued)

     The Financial Statements of American Resources Offshore, Inc. ("ARO") for the nine months ended September 30, 1999 and 1998 include, in the opinion of the Company, all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the results of operations for such periods. Results of operations for the nine months ended September 30, 1999, are not necessarily indicative of results of operations which will be realized for the year ending December 31, 1999. The Financial Statements should be read in conjunction with ARO's Report on Form 10-K for the year ended December 31, 1998.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

                        CONDENSED, CONSOLIDATED FINANCIAL
                        ---------------------------------
                                   STATEMENTS
                                   ----------

                            FOR THE NINE MONTHS ENDED
                            -------------------------
                           SEPTEMBER 30, 1999 AND 1998
                           ---------------------------

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

                     CONDENSED, CONSOLIDATED BALANCE SHEETS
                     --------------------------------------

                                     ASSETS
                                     ------

                                                  SEPTEMBER 30,
                                                     1999          DECEMBER 31,
                                                  (UNAUDITED)        1998(*)
                                                   ---------        ---------
                                                     (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents ..................     $     601        $     255
  Accounts and notes receivable, net .........         2,429            4,214
  Deferred tax asset .........................          --                298
  Prepaid expenses and other .................         1,362              689
                                                   ---------        ---------
     Total current assets ....................         4,392            5,456
                                                   ---------        ---------

Oil and gas properties, at cost
 (successful efforts method) .................        79,997           98,161
Property and equipment, at cost ..............           197           14,645
                                                   ---------        ---------
                                                      80,194          112,806

Less accumulated depreciation,
  depletion and amortization .................       (34,474)         (44,253)
                                                   ---------        ---------
     Net property and equipment ..............        45,720           68,553
                                                   ---------        ---------

Other assets .................................           167            2,215
                                                   ---------        ---------

     Total Assets ............................     $  50,279        $  76,224
                                                   =========        =========

                                                                   (Continued)

*Derived from audited financial statements.


See accompanying notes to condensed, consolidated financial statements.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

               CONDENSED, CONSOLIDATED BALANCE SHEETS (CONTINUED)
               --------------------------------------------------

            LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
            ---------------------------------------------------------

                                                     SEPTEMBER 30,
                                                         1999       DECEMBER 31,
                                                      (UNAUDITED)     1998(*)
                                                        --------      --------
                                                       (DOLLARS IN THOUSANDS)
Current liabilities
  Current portion of long-term debt ................    $   --        $ 64,033
  Debt in default ..................................      70,462        18,500
  Accounts payable-Trade ...........................       1,678         7,162
  Unearned revenue .................................         215           667
  Accrued interest .................................       7,931         2,979
  Accrued expenses and other .......................       1,932           610
                                                        --------      --------
     Total current liabilities .....................      82,218        93,951
                                                        --------      --------

Long-term debt, excluding current portion ..........        --             706
Unearned revenue ...................................        --           2,971
Deferred tax liability .............................        --             298

Stockholders' equity (capital deficiency):
  Series 1993 8% convertible preferred stock,
     par value and liquidation preference
     $12.00 per share; 1,000,000 shares
     authorized ....................................       1,871         1,871
  Common stock, par value $.00001 per share;
     50,000,000 shares authorized ..................        --            --
  Additional paid-in capital .......................      22,867        22,860
  Retained earnings (deficit) ......................     (55,964)      (45,720)
  Treasury stock at cost ...........................        (713)         (713)
                                                        --------      --------
     Total stockholders' equity
       (capital deficiency) ........................     (31,939)      (21,702)
                                                        --------      --------
Commitments and contingencies
                                                        --------      --------

     Total liabilities and stockholders'
       equity (capital deficiency) .................    $ 50,279      $ 76,224
                                                        ========      ========

*Derived from audited financial statements.

See accompanying notes to condensed, consolidated financial statements.

                      AMERICAN RESOURCES OF DELAWARE, INC.
                      ------------------------------------

           CONDENSED, CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
           -----------------------------------------------------------
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
          ------------------------------------------------------------

                                      QUARTER ENDED         NINE MONTHS ENDED
                                       SEPTEMBER 30            SEPTEMBER 30
                                   --------------------    --------------------
                                     1999        1998        1999        1998
                                   --------    --------    --------    --------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Oil and gas production .......   $  2,828    $  6,702    $ 12,282    $ 21,429
  Transportation ...............       --           206         368         596
  Marketing ....................       --         1,804       3,795       5,796
  Other ........................        153         319       2,125         746
                                   --------    --------    --------    --------
                                      2,981       9,031      18,570      28,567
                                   --------    --------    --------    --------

Operating expenses:
  Oil and gas production .......        862       1,331       2,306       4,184
  Exploration costs ............      1,625       1,314       2,416       2,324
  Transportation ...............       --            50         115         180
  Marketing ....................        148       1,905       4,192       5,865
  Depreciation, depletion
   and amortization ............      2,445       4,156       9,420      12,666
  Impairment of assets .........        319        --           365       2,168
  Administrative expenses ......        955         889       3,266       2,476
  Other ........................       --            26          56          78
                                   --------    --------    --------    --------
                                      6,354       9,671      22,136      29,941
                                   --------    --------    --------    --------

Operating income (loss) ........     (3,373)       (640)     (3,566)     (1,374)

Other income (expense):
  Interest expense .............     (2,007)     (2,122)     (6,560)     (5,249)
  Gain on sale of assets .......        194                     141
  Other ........................         12          26        (252)         78
                                   --------    --------    --------    --------
                                     (1,801)     (2,096)     (6,671)     (5,171)
                                   --------    --------    --------    --------

     Income (loss) before
      income tax expense
      (benefit) ................     (5,174)     (2,736)    (10,237)     (6,545)

Income tax expense (benefit) ...       --          (790)       --        (2,391)
                                   --------    --------    --------    --------

     Net income (loss) .........     (5,174)     (1,946)    (10,237)     (4,154)

Preferred dividends ............         (7)        (21)         (7)        (49)
                                   --------    --------    --------    --------

Net income (loss) attributable
to common shares ...............   $ (5,181)   $ (1,967)   $(10,244)   $ (4,203)
                                   ========    ========    ========    ========

Per common share:
  Basic ........................   $  (0.42)   $  (0.20)   $  (0.92)   $  (0.42)
                                   ========    ========    ========    ========

Weighted average number of
 common shares outstanding .....     12,442      10,045      11,195      10,022
                                   ========    ========    ========    ========

  Diluted ......................   $  (0.42)   $  (0.20)   $  (0.92)   $  (0.42)
                                   ========    ========    ========    ========

Weighted average number of
common shares and dilutive
potential common shares ........     12,442      10,045      11,195      10,022
                                   ========    ========    ========    ========

See accompanying notes to condensed, consolidated financial statements.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

           CONDENSED, CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
           -----------------------------------------------------------

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          ---------------------
                                                            1999         1998
                                                          --------     --------
                                                         (DOLLARS IN THOUSANDS)
Net cash provided by (used in) operating
  activities .........................................    $   (161)    $ 31,373
                                                          --------     --------

Investing activities:
  Purchases of oil and gas property
     and equipment ...................................        (300)     (86,404)
  Proceeds from sale of assets .......................         601        1,251
  Other ..............................................         483          102
                                                          --------     --------

     Net cash provided by (used in)
       investing activities ..........................    $    784     $(85,051)
                                                          --------     --------

Financing activities:
  Proceeds from borrowings ...........................        --         59,273
  Payments on borrowings .............................        (277)      (5,275)
  Deferred financing costs ...........................        --         (1,040)
                                                          --------     --------

     Net cash provided by (used by)
       financing activities ..........................    $   (277)    $ 52,958
                                                          --------     --------

     Increase (decrease) in cash .....................         346         (720)

Cash and cash equivalents at beginning of period .....         255        1,181
                                                          --------     --------

Cash and cash equivalents at end of period ...........    $    601     $    461
                                                          ========     ========

NON-CASH TRANSACTIONS:

The Company declared stock dividends and issued 18,442 and 19,842 shares of Common Stock to holders of the Series 1993 and Series B Preferred Stock during the nine months ended September 30, 1999 and 1998, respectively.

See accompanying notes to condensed, consolidated financial statements.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------
(1)  GENERAL

     American Resources Offshore, Inc. (ARO or the Company) (formerly known as American Resources of Delaware, Inc.), a Delaware corporation organized on August 14, 1992, is an independent oil and gas company engaged in the acquisition, exploration, development and production of oil and gas properties offshore Louisiana and offshore Texas (Gulf Coast Region). These activities are considered to be one business segment for financial reporting purposes. Until July 1, 1999, the Company was also engaged in the acquisition, exploration, development and production of oil and gas in southeastern Kentucky (Appalachian Region) as well as gathered and marketed natural gas in the Appalachian Region.

     The Company sold its Appalachian oil and gas operations effective July 1, 1999 and the capital stock of its subsidiary effective at the close of business on September 30, 1999 (see Note 2).

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all disclosures required by generally accepted accounting principles. However, in the opinion of management, these statements include all adjustments, which are of a normal recurring nature, necessary to present fairly the financial position at September 30, 1999 and December 31, 1998 and the results of operations and changes in cash flows for the periods ended September 30, 1999 and 1998. These financial statements should be read in conjunction with the financial statements and notes to the financial statements in the 1998 Form 10-K of the Company which was filed with the Securities and Exchange Commission.

     Basic and diluted income per common share were computed after consideration of dividend requirements on Preferred Stock, using the weighted average number of shares outstanding and the weighted average number of common shares and dilutive potential common shares outstanding, respectively, during each of the years presented. Outstanding stock options and warrants are potential Common Stock equivalents and have been considered when the effect is dilutive.

     Certain reclassifications have been made to the prior period financial statements to conform with the current period presentation.

(2)  PROPERTY AND EQUIPMENT

     On March 5, 1998, the Company purchased interests in 41 leaseblocks in the Gulf of Mexico from TECO Oil & Gas, Inc. (TECO). The purchase consists of an average 30% interest in approximately 198,300 acres containing 5 producing wells and approximately $35 million PV10 of proved reserves as of December 31, 1997; partnership interests in Louisiana Offshore Ventures and Texas 3D Ventures and access to approximately 12,500 square miles of 3-D seismic data. ARO has participated in the drilling and completion of six wells on the properties since they were acquired. The development and completion of three of these wells, Galveston 213 and West Cameron 172 #16 and #18 wells, has resulted in current production in excess of 6 million cubic feet of gas equivalent per day (MMcfe/d).

     Currently, 4 wells acquired from TECO are producing 7 MMcfe/d.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------

     During the third quarter of 1999, the Company entered into an agreement to sell its Appalachian oil and gas operations to Nami Resources Company, LLC (Nami Resources), an unrelated third party, effective July 1, 1999 in exchange for the assumption of $12.5 million of indebtedness from DNB. This transaction was completed and is more fully discussed in the Proxy Statement for the Company's 1999 Annual Meeting of Stockholders (the 1999 Proxy Statement). The 1999 Proxy Statement was filed with the Securities & Exchange Commission on November 4, 1999 and sets a date of December 1, 1999 for the Annual Meeting of Stockholders. The Company recognized a gain of approximately $990,000 during the third quarter of 1999 in connection with the sale.

     On August 3, 1999, the Company executed a Purchase and Sale Agreement for the divestiture of an undivided 80% interest in its Gulf of Mexico properties to Fidelity Oil Holdings, Inc. (Fidelity) and an Investment Agreement for the sale of a 75% ownership interest in the Company through the issuance of new shares of common stock to Blue Dolphin Exploration Company (BDEX). The total purchase price for the Company's stock and Gulf of Mexico properties is approximately $30.25 million and is subject to adjustments for operations of the Company from the effective date of January 1, 1999. The Closing of these transactions is subject to numerous conditions, including but not limited to, shareholder approval, simultaneous closing of each transaction, satisfaction of all debts and obligations of the Company as of December 31, 1998 and the consent of the Company's primary lender, DNB Energy Assets, Inc. (DNB), successor to Den norske Bank, AS (Den norske). In order to assure that the Company's representations in the Investment Agreement will be accurate post-closing, BDEX will acquire a portion of the secured indebtedness from DNB at a nominal cost to BDEX. At a post-closing date to be determined, the Company's indebtedness will be cancelled once BDEX has confirmed that the Company has complied fully with its representations, warranties, and obligations. There are no assurances the Company will be able to satisfy this requirement; and in that event, BDEX would have the right to enforce the secured indebtedness. Additionally, prior to closing, the Company has significant restrictions on its operations pursuant to the terms of the Investment Agreement, a copy of which is attached to the Company's Report on Form 8-K filed on August 6, 1999. This transaction is more fully discussed in the Company's 1999 Proxy Statement. The Company anticipates that the closing of the Fidelity and BDEX transaction will occur during the fourth quarter of this year.

     Pursuant to the terms of the Company's Investment Agreement with BDEX, effective at the close of business on September 30, 1999, the Company sold the capital stock of its wholly-owned subsidiary, Southern Gas Co. of Delaware, Inc. (Southern) to Southern Gas Holding, LLC (Holding), a Kentucky limited liability company which is owned by Leonard K. Nave and a family trust in which Mr. Nave is the trustee. Due to the sale of the Appalachian oil and gas operations to Nami Resources, the only remaining assets of Southern were volumetric production payments receivable and tax refunds receivable with an aggregate book value of $226,000. However, Southern is a party to litigation filed in Federal Bankruptcy Court by Wright Enterprises, has continuing obligations under the sale to Nami Resources, has liabilities of approximately $68,000 and has unknown contingent liabilities. Mr. Nave is a director of the Company. Holding acquired the shares for a nominal amount in return for a full indemnity for all past operations and activities, a full release from lease obligations on the office in Versailles, Kentucky, and a termination and release of any severance rights from Mr. Nave.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------
(3)  LONG-TERM DEBT

     A summary of long-term debt follows:

                                            SEPTEMBER 30,         DECEMBER 31,
                                                1999                 1998
                                            -------------        --------------
                                                 (DOLLARS IN THOUSANDS)
Borrowings under the Company's
credit facility, as amended,
with DNB, reduction subject to
availability under borrowing base,
$51,223,000 available borrowing
base as of September 30, 1999;
commencing January 1, 1999,
interest payable monthly at the
Floating Rate, or LIBO Rate
plus 2 1/2%; secured by oil
and gas properties, equipment and
receivables...............................  $      51,223        $       48,173

Term Loan A payable to DNB, due
December 31, 1998, with interest
payable monthly at the Floating Rate
plus 1%, or LIBO Rate plus 4% per
annum; secured by oil and gas
properties................................              -                15,000

Term Loan B payable to DNB, due
December 31, 1998, with interest
payable monthly at the Floating Rate
plus 1%, or LIBO Rate plus 4% per
annum; secured by oil and gas
properties................................              -                   550

Note payable to TECO Oil & Gas,
Inc., with a current interest
rate of 18% per annum.  The
note matured October 1, 1998...............        18,500                18,500

Note payable to related party,
recourse only to specific properties,
interest payable at prime rate plus 1%
in connection with the purchase of oil and gas
properties from Prima Capital, LLC.........           739                   987

Other notes                                             -                    29
                                            -------------        --------------
                                                   70,462                83,239

Less - Current portion                                  -               (64,033)
Less - Debt in default                             70,462               (18,500)
                                            -------------        --------------

Long-term debt                              $          -         $          706
                                            =============        ==============

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------

     On September 28, 1995, the Company entered into a $20 million revolving credit facility through February 1, 2002 with Den norske Bank, AS (Den norske). By November 1, 1997, the revolving credit facility had been increased to $75 million and the available borrowing base was increased to $30 million. On March 5, 1998, the borrowing base under the revolving credit facility was assigned to DNB Energy Assets, Inc. (DNB), successor to Den norske, and increased to $50 million to facilitate the purchase of oil and gas properties from TECO. As of June 15, 1999, the Company was not in compliance with the required financial covenants in the credit agreement; and the Company had also not made the monthly principal reductions required in 1999. Therefore, the Bank declared the Company to be in default under its credit facility on that date.

     On March 5, 1998, DNB also provided bridge loans totalling $16.5 million in order for the Company to complete the acquisition of the TECO properties. The bridge loans, as amended, matured on December 31, 1998. On June 15, 1999, DNB also declared ARO to be in default under the bridge loans which had a balance due of $15.6 million.

     Effective August 1, 1999, the Company and DNB entered into a Third Amendment to First Amended and Restated Credit Agreement which combined the original promissory notes under the credit facility and bridge loans, with a current outstanding principal balance of $63,723,000, into two promissory notes: i) a note in the amount of $51,223,000 which is the primary obligation of the Company; and ii) a note in the amount of $12,500,000 which is the primary obligation of Southern and guaranteed by the Company. Under the terms of the Guaranty Agreement entered into between the Company and DNB, the Company would be released from its guarantee of the Southern note at such time as the Appalachian oil and gas operations of Southern were sold. The sale of Southern's Appalachian oil and gas operations was completed; therefore, the Company is no longer a guarantor of the loan. Due to the fact that the Company's debt to DNB continues to be in default, it is classified as current in the accompanying balance sheets.

     In order to complete the acquisition of the TECO properties, on March 5, 1998, the Company executed a note in favor of TECO in the amount of $18.5 million (the TECO Note). As of September 30, 1999, the TECO Note bears interest at the rate of 18% per annum. The TECO Note matured on October 1, 1998, and is secured by a second lien on all properties of the Company. On March 6, 1999, TECO sold the TECO Note to R. Hale Energy Services, Inc. (Hale Energy). Effective July 26, 1999, the Company entered into a Settlement Agreement with Hale Energy under which Hale Energy agreed to release the Company from all of its liabilities relating to the TECO Note in exchange for approximately $990,400 cash to be paid at or prior to the closing of the transaction with Fidelity and BDEX (see Note 2).

     In addition to the TECO Note, the parties entered into a warrant agreement, more particularly described in Note 4 hereof, which grants TECO certain rights to acquire stock in the Company, together with the right to appoint two members to the Company's Board of Directors. The Company has not made any payments on the TECO Note; therefore, by letter dated October 2, 1998, TECO notified the Company that its nonpayment of principal and interest constitutes an Event of Default under the Credit Agreement. Therefore, this debt is classified as current in the accompanying balance sheets. As of September 30, 1999, TECO has exercised its rights to acquire 2,751,852 shares of common stock in the Company. The warrant agreement expired by its own terms on July 1, 1999, and TECO has waived its right to appoint members to the Company's Board of Directors.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------

(4)  STOCKHOLDERS' EQUITY

     The Company has authorized fifty million (50,000,000) shares of Common Stock. Outstanding at September 30, 1999 and December 31, 1998 are 13,022,147 and 10,251,853 shares, respectively.

     The Company has authorized one million shares (1,000,000) shares of Series 1993 Preferred Stock and two million shares (2,000,000) of Series Preferred Stock subject to designation by the Board of Directors:

          Series 1993 Preferred Stock is convertible into one share of common stock with a liquidation preference of $12 per share. Dividends are payable semiannually at the rate of 8% per annum in common stock. 230,516 shares are outstanding at September 30, 1999 and December 31, 1998.

     On January 15, 1999 and July 15, 1999, the Board of Directors declared dividends payable in Common Stock on January 22, 1999 and July 22, 1999, respectively, to holders of the Series 1993 Preferred Stock totaling 9,221 shares and 9,221 shares, respectively.

     In conjunction with the purchase of properties from TECO, the parties entered into a warrant agreement (TECO Warrant Agreement) granting TECO warrants to acquire 600,000 shares of common stock of the Company (First Warrants) at a price of $2.67 per share if the TECO Note was not paid in full by October 1, 1998. Additionally, the TECO Warrant Agreement granted TECO warrants to acquire common stock equal to 10% of the Company's outstanding common stock and options if the TECO Note was not paid in full by October 1, 1998. This percentage increased by an additional 5% on January 1, 1999, and by an additional 5% on April 1, 1999 (collectively, Secondary Warrants). The price per share of common stock evidenced by the Secondary Warrants is $.00001. On June 15, 1999, TECO exercised its rights under the Warrant Agreement to acquire 2,004,693 shares of the Company's common stock. By letter dated June 29, 1999, TECO exercised the balance of its Secondary Warrants for 747,159 common shares, and the shares were issued on July 28, 1999. Therefore, a total of 2,751,852 common shares were issued to TECO pursuant to the TECO Warrant Agreement. The 600,000 First Warrants expired by their own terms on July 1, 1999.

     The following tables illustrate the reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for (loss) income related to the unexercised stock options outstanding for the quarter ended September 30, 1999 and 1998, respectively.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------


                               Quarter ended               Quarter Ended
                             September 30, 1999          September 30, 1998
                             ------------------          ------------------
                                            Per                         Per
thousands except           Net             Share        Net            Share
per share amounts         (Loss)   Shares  Amount      Income  Shares  Amount
                          ------   ------  ------      ------  ------  ------
Basic earnings
(loss) per share
 Income (Loss)
  available to common
  stockholders           $(5,181)  12,442 $(0.42)    $(1,967)  10,045  $(0.20)
                                          ------                       ------

Potential common shares        -        -                  -        -
                         -------   ------            -------   ------

Diluted earnings
per share
 Income (Loss)
  available to common
  stockholders           $(5,181)  12,442 $(0.42)    $(1,967)  10,045  $(0.20)
                         =======   ====== ======     =======   ======  ======

(5)  INCOME TAXES

     The Company has not recorded a tax benefit in the period ended September 30, 1999 because there is a net operating loss carryover for financial statement purposes.

(6)  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company enters into short-term supply and purchase agreements. These agreements can stipulate either a fixed contract price or a floating price based on spot prices.

     ARO sells substantially all of its current Gulf Coast Region gas production through the respective operators of the wells. ARO utilizes forward sales contracts for a significant portion of its Gulf Coast Region gas production to achieve more predictable cash flows and to reduce the effect of fluctuations in gas prices. During the third quarter of 1999, ARO's Gulf Coast Region production averaged 17.1 MMcfe per day. At September 30, 1999, ARO had forward sales arrangements through August 2000 with respect to 5 MMcfe per day at an average price of $2.75 per thousand cubic feet ("Mcf"). During 1998, ARO sold call options for 20 MMcfe per day at a call price of $2.70 per Mcf, expiring in March 2000. In exchange for establishing a ceiling of $2.70 per Mcf over the option term, ARO received an average option premium of $0.14 per Mcf on the volumes contracted for under the call option agreement. These contracts were terminated in January 1999 at a profit of $680,114. Effective April 1, 1999, the Company entered into call options for 10 MMcf of gas per day at a call price of $2.75, expiring March 31, 2001. In exchange for establishing a ceiling of $2.75 over the option term, ARO received an average option premium of $0.055 per Mcf on the volumes contracted for under the call option agreement. On July 23, 1999, the Company terminated these contracts at no profit or loss. Effective October 1, 1999, the Company entered into call options for 5 MMcf of gas per day at a call price of $3.25, expiring September 30, 2000. In exchange for establishing a ceiling price of $3.25 over the option term, ARO received an average option premium of $0.1175 per Mcf. In total, a loss of $222,126, included in production revenues, was recognized in the first nine months of 1999 relating to losses from hedging transactions. In the first nine months of 1998, a profit of $996,494 was recognized.

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------
     ARO continuously reevaluates its sales contracts in light of market conditions, commodity price forecasts, capital spending plans and debt service requirements.

     Management attempts to schedule deliveries to mitigate any possible adverse effects of changing prices; however, gas prices are susceptible to change due to industry supply and demand positions.

(7)  GOING CONCERN ASSUMPTION

     As of September 30, 1999, the Company has current liabilities in excess of current assets of approximately $78 million and is in default under its loan with DNB in the approximate amount of $51 million as well as in default under its $18.5 million loan with TECO.

     The Company has taken the following measures in an attempt to remedy the above deficiencies:

          On October 29, 1998, the Company's wholly-owned subsidiary, American Resources Offshore, Inc., was merged into the Company for the purpose of reducing administrative expenses; and the Company assumed the name of American Resources Offshore, Inc. at that time.

          During the fourth quarter of 1998, the Board of Directors authorized and the Company entered into discussions with third parties for the sale of its Appalachian properties. During the third quarter of 1999, the Company entered into an agreement to sell its Appalachian oil and gas operations to Nami Resources, an unrelated third party, effective July 1, 1999 in exchange for the assumption of $12.5 million of indebtedness from DNB. This transaction was completed and is more fully discussed in the Company's 1999 Proxy Statement.

          During the first quarter of 1999, the Company settled approximately $12 million of trade payables incurred as a result of the capital requirements for the development of additional wells by surrendering its interest in its Grand Isle Block 55 wells to the operator of the wells. This settlement was reflected in the Company's December 31, 1998 financial statements.

          On August 3, 1999, the Company executed a Purchase and Sale Agreement for the divestiture of an undivided 80% interest in its Gulf of Mexico properties to Fidelity and an Investment Agreement for the sale of a 75% ownership interest in the Company through the issuance of new shares of common stock to BDEX. The total purchase price for the Company's stock and Gulf of Mexico properties is approximately $30.25 million and is subject to adjustments for operations of the Company from the effective date of January 1, 1999. The Closing of these transactions is subject to numerous conditions, including but not limited to, shareholder approval, simultaneous closing of each transaction, satisfaction of all debts and obligations of the Company as of December 31, 1998 and the consent of the Company's primary lender, DNB. In order to assure that the Company's representations in the Investment Agreement will be accurate post-closing, BDEX will acquire a portion of the secured indebtedness from DNB at a nominal cost to BDEX. At a post-closing date to be determined, the Company's indebtedness will be cancelled once BDEX has confirmed that the Company has complied fully with its representations, warranties, and obligations. There are no assurances the Company will be able to satisfy this requirement; and in that event, BDEX would have the right to enforce

                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------

          the secured indebtedness. Additionally, prior to closing, the Company has significant restrictions on its operations pursuant to the terms of the Investment Agreement, a copy of which is attached to the Company's Report on Form 8-K filed on August 6, 1999. This transaction is more fully discussed in the Company's 1999 Proxy Statement. The Company anticipates that the closing of the Fidelity and BDEX transaction will occur during the fourth quarter of this year.

          Pursuant to the terms of the Company's Investment Agreement with BDEX, effective at the close of business on September 30, 1999, the Company sold the capital stock of Southern to Holding, a Kentucky limited liability company which is owned by Leonard K. Nave and a family trust in which Mr. Nave is the trustee. Due to the sale of the Appalachian oil and gas operations to Nami Resources, the only remaining assets of Southern were volumetric production payments receivable and tax refunds receivable with an aggregate book value of $226,000. However, Southern is a party to litigation filed in Federal Bankruptcy Court by Wright Enterprises, has continuing obligations under the sale to Nami Resources, has liabilities of approximately $68,000 and has unknown contingent liabilities. Mr. Nave is a director of the Company. Holding acquired the shares for a nominal amount in return for a full indemnity for all past operations and activities, a full release from lease obligations on the office in Versailles, Kentucky, and a termination and release of any severance rights from Mr. Nave.

          In July 1999, as part of its restructuring efforts, the Company reduced its New Orleans office staff to one geologist and one accountant and moved to a smaller office within the same building.

          Effective July 26, 1999, the Company entered into a Settlement Agreement with Hale Energy, the assignee of the TECO Note, under which Hale Energy agreed to release the Company from all of its liabilities relating to the TECO Note in exchange for approximately $990,400 cash to be paid at or prior to the closing of the transaction with Fidelity and BDEX.

          In August 1999, the Company withdrew as a participant in Louisiana Offshore Ventures and Texas 3D Ventures, exploration and development partnerships managed by Houston Energy Development. This action will result in a savings to the Company of more than $1 million annually.

          Effective August 1, 1999, the Company and DNB entered into a Third Amendment to First Amended and Restated Credit Agreement which combined the original promissory notes under the credit facility and bridge loans, with a current outstanding principal balance of $63,723,000, into two promissory notes: i) a note in the amount of $51,223,000 which is the primary obligation of the Company; and ii) a note in the amount of $12,500,000 which is the primary obligation of Southern and guaranteed by the Company. Under the terms of the Guaranty Agreement entered into between the Company and DNB, the Company would be released from its guarantee of the Southern note at such time as the Appalachian oil and gas operations of Southern were sold. As discussed above, the sale of Southern's Appalachian oil and gas operations was completed; therefore, the Company is no longer a guarantor of the loan.

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
                        AMERICAN RESOURCES OFFSHORE, INC.
                        ---------------------------------

              NOTES TO CONDENSED, CONSOLIDATED FINANCIAL STATEMENT
              ----------------------------------------------------
                                   (UNAUDITED)
                                   -----------

          During the second and third quarters of 1999, the Company settled approximately $3.2 million of trade payables incurred as a result of work performed on properties owned by Chevron Corporation, USA.

     The financial statements do not include any adjustments at September 30, 1999, to reflect the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of the Company's uncertain immediate future.

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